   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1996


                                                      REGISTRATION NO. 333-15445

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


               THE FINOVA GROUP INC.                                FINOVA FINANCE TRUST
   (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS       (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS
                        CHARTER)                                   CERTIFICATE OF TRUST)
         DELAWARE                 86-0695381                 DELAWARE                APPLIED FOR
     (STATE OR OTHER           (I.R.S. EMPLOYER          (STATE OR OTHER           (I.R.S. EMPLOYER
      JURISDICTION OF        IDENTIFICATION NO.)         JURISDICTION OF         IDENTIFICATION NO.)
     INCORPORATION OR                                    INCORPORATION OR
       ORGANIZATION)                                      ORGANIZATION)


                           1850 NORTH CENTRAL AVENUE
                                 P.O. BOX 2209
                          PHOENIX, ARIZONA 85002-2209
                                 (602) 207-4900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                             SAMUEL L. EICHENFIELD
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             THE FINOVA GROUP INC.
                           1850 NORTH CENTRAL AVENUE
                                 P.O. BOX 2209
                          PHOENIX, ARIZONA 85002-2209
                                 (602) 207-4900
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                With copies to:

        RICHARD LIEBERMAN                   GARY P. CULLEN                   PAUL C. PRINGLE
    ASSISTANT GENERAL COUNSEL           SKADDEN, ARPS, SLATE,                BROWN & WOOD LLP
      THE FINOVA GROUP INC.           MEAGHER & FLOM (ILLINOIS)           555 CALIFORNIA STREET
    1850 NORTH CENTRAL AVENUE           333 WEST WACKER DRIVE           SAN FRANCISCO, CALIFORNIA
          P.O. BOX 2209              CHICAGO, ILLINOIS 60606-1285               94104-1715
   PHOENIX, ARIZONA 85002-2209

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED NOVEMBER 20, 1996

PROSPECTUS
                                                                         LOGO(R)

                         2,000,000 PREFERRED SECURITIES

                              FINOVA FINANCE TRUST
                       % CONVERTIBLE TRUST ORIGINATED PREFERRED
                    SECURITIES(SM) ("CONVERTIBLE TOPRS(SM)")
                (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                            THE FINOVA GROUP INC.(R)
                            ------------------------

    The     % Convertible Trust Originated Preferred Securities(SM) (the
"Convertible TOPrS (SM)" or "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of FINOVA Finance Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). The FINOVA Group Inc., a Delaware corporation (the "Company"), will directly or indirectly own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. Upon an event of a default under the Declaration (as defined herein), the holders of Preferred Securities will have a preference over the holders of the Common Securities with respect to distributions and payments upon redemption, liquidation and otherwise. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of
  % Convertible Subordinated Debentures due 2016 (the "Convertible Debentures") of the Company. The Preferred Securities have no maturity date, although they are subject to mandatory redemption upon the repayment at maturity of the Convertible Debentures as described below.


    Each Preferred Security is convertible in the manner described herein at the option of the holder thereof, at any time prior to the earlier of (i) 5:00 p.m. (New York City time) on the Business Day (as defined herein) immediately preceding the date of repayment of such Preferred Security, whether at maturity or upon redemption, and (ii) 5:00 p.m. (New York City time) on the Conversion Termination Date (as defined herein), if any, into shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at a conversion
rate of       shares of Common Stock for each Preferred Security (equivalent to
a conversion price of $    per share of Common Stock), subject to adjustment in
certain circumstances. See "Description of the Preferred
Securities -- Conversion Rights." The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "FNV." On November 19, 1996, the last reported sale price of the Common Stock on the NYSE was $65 3/8 per share. The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "FNVprA." See "Underwriting."

                                                        (Continued on next page)

      SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
                                                        PRICE TO        UNDERWRITING      PROCEEDS TO
                                                       PUBLIC(1)       COMMISSION(2)      TRUST(3)(4)
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Per Preferred Security.............................       $50.00            (3)              $50.00
---------------------------------------------------------------------------------------------------------
Total(5)...........................................    $100,000,000         (3)           $100,000,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Plus accrued distributions, if any, from           , 1996.

(2) The Trust and the Company have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Convertible Debentures, the Company has agreed to pay to the Underwriters as compensation (the "Underwriters' Compensation") for their arranging the investment therein of such proceeds
    $        per Preferred Security (or $        in the aggregate). See
    "Underwriting."


(4) Before deducting expenses of the offering payable by the Company, estimated to be $500,000.


(5) The Trust and the Company have granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 300,000 additional Preferred Securities solely to cover over-allotments, if any. If the option is exercised in full, the total Price to Public, Underwriters' Compensation and Proceeds to Trust will be $115,000,000,
    $        and $115,000,000, respectively. See "Underwriting."
                            ------------------------

    The Preferred Securities offered hereby are offered by the Underwriters, as specified herein, subject to receipt and acceptance by the Underwriters and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form
through the facilities of The Depository Trust Company, on or about           ,
1996.
                            ------------------------
MERRILL LYNCH & CO.
                            MONTGOMERY SECURITIES

                                                 MORGAN STANLEY & CO.
                                                        INCORPORATED
                            ------------------------

                The date of this Prospectus is           , 1996.
---------------
(SM) "Convertible Trust Originated Preferred Securities" and "Convertible TOPrS" are service marks of Merrill Lynch & Co., Inc.

     The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

     Holders of the Preferred Securities are entitled to receive cumulative cash
distributions at an annual rate of      % of the liquidation amount of $50 per
Preferred Security, accruing from             , 1996 and payable quarterly in
arrears on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 1996. See "Description of the Preferred
Securities -- Distributions." The payment of distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Preferred Securities, as described below, are guaranteed by the Company (the "Guarantee") to the extent described under "Description of the Guarantee." The Guarantee covers payments of distributions and other payments on the Preferred Securities only if and to the extent that assets of the Trust are available for distribution to holders of Preferred Securities. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures and the Indenture (as defined herein) and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), provide a full and unconditional guarantee of amounts due on the Preferred Securities. See "Risk Factors -- Rights Under the Guarantee." The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all other liabilities of the Company and pari passu with the most senior preferred or preference stock issued, from time to time, if any, by the Company. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company and rank pari passu with the Company's other general unsecured creditors. At September 30, 1996, the Company had no Senior Indebtedness outstanding. The obligations of the Company under the Convertible Debentures and the Guarantee are also effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. At September 30, 1996, the indebtedness and other liabilities of such subsidiaries aggregated approximately $6.73 billion. The Convertible Debentures purchased by the Trust may be subsequently distributed pro rata to holders of the Preferred Securities and Common Securities in connection with the dissolution of the Trust upon the occurrence of certain events.


     The distribution rate, distribution payment dates and other payment dates for the Preferred Securities will correspond to the interest rate, interest payment dates and other payment dates on the Convertible Debentures, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Convertible Debentures, no amounts will be paid on the Preferred Securities. If the Company does not make principal or interest payments on the Convertible Debentures, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.


     The Company has the right to defer payments of interest on the Convertible Debentures by extending the interest payment period on the Convertible Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period") during which no interest shall be due and payable; provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. If interest payments are so deferred, distributions on the Preferred Securities will also be deferred. During such Extension Period, distributions on the Preferred Securities will continue to accrue (with interest thereon, compounded quarterly at the distribution rate, to the extent permitted by applicable law), and during any Extension Period, holders of Preferred Securities will be required to include such deferred income in their gross income for federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Risk Factors -- Option to Extend Interest Payment Periods," "Description of the Convertible Debentures -- Option to Extend Interest Payment Periods" and "Certain Federal Income Tax
Considerations -- Interest Income and Original Issue Discount."


     If for at least 20 trading days within any period of 30 consecutive trading
days ending on or after             , 1999, including the last trading day of
such period, the Closing Price (as defined herein) of the Common Stock exceeds 120% of the then applicable conversion price of the Preferred Securities, the Company may, at its option, terminate the right to convert the Convertible Debentures into Common Stock, in which case the right to convert the Preferred Securities into Common Stock will likewise terminate. To exercise this conversion termination option, the Company must cause the Trust to issue a press release announcing the date upon which conversion rights will expire (the "Conversion Termination Date"), prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met, but in no event may such press
release be issued prior to             , 1999. The Conversion Termination Date
shall be a Business Day not less than 30 and not more than 60 days following the date of the press release described above. See "Description of the Preferred Securities -- Conversion Rights."



     In the event that, at any time after the Conversion Termination Date (if any), the number of outstanding Preferred Securities is less than 10% of the number of Preferred Securities originally issued (including any Preferred Securities issued upon exercise of the Underwriters' over-allotment option), the Company shall have the right, at its option, to redeem the Convertible Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption. The Convertible Debentures are also redeemable by the Company at its option, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event (as defined herein) at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date fixed for redemption. If the Company redeems Convertible Debentures, the Trust must redeem the Trust Securities at a redemption price of $50 per Preferred Security plus accrued and unpaid distributions thereon (and interest thereon, if any) to the date fixed for redemption. See "Description of the Preferred Securities -- Redemption." The Convertible Debentures mature on
            , 2016 at which time the Trust must redeem the Trust Securities in whole. In addition, upon the occurrence of a Special Event (as defined herein), unless the Convertible Debentures are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Convertible Debentures will be distributed to the holders of the Trust Securities, on a pro rata basis, in lieu of any cash distribution. If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to have the Convertible Debentures listed on the NYSE or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Tax Event or Investment Company Event Redemption or Distribution" and "Description of the Convertible Debentures."


     In the event of the involuntary or voluntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive for each Preferred Security, after satisfaction of liabilities of the Trust to its creditors, a liquidation amount of $50 plus accrued and unpaid distributions thereon (including interest, if any, thereon) to the date of payment, unless, in connection with such dissolution, winding up or termination of the Trust, the Convertible Debentures are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE PREFERRED SECURITIES AND OF THE COMPANY'S COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a
Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto. In addition, certain documents filed by the Company with the Commission have been incorporated in this Prospectus by reference. See "Incorporation of Certain Documents by Reference." For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the documents incorporated herein by reference. Statements contained in this Prospectus as to the contents of any instrument, agreement or other document do not purport to be complete and in each instance reference is made to the copy of such instrument, agreement or other document, copies of which are available from the Company as described below, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at Room 1024 at the public reference facilities maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the Regional Offices of the Commission at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048, and copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock of the Company is listed on the NYSE. Reports and other information concerning the Company can also be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Convertible Debentures issued by the Company and (iii) the obligations of the Trust under the Trust Securities are fully and unconditionally guaranteed by the Company to the extent that the Trust has funds available to meet such obligations. See "FINOVA Finance Trust," "Description of the Guarantee" and "Description of the Convertible Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated herein by reference are the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 Form 10-K"), Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 and Current Reports on Form 8-K dated January 23, 1996, April 16, 1996, July 16, 1996, October 16, 1996 and October 21, 1996 filed pursuant to Section 13 of the Exchange Act with the Commission.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge upon written or oral request by any person to whom this Prospectus is delivered a copy of any or all of the documents described above which have been incorporated by reference in this Prospectus, other than exhibits to such documents. Such request should be directed to the Company at its principal executive offices, to the attention of Robert J. Fitzsimmons, Senior Vice President-Treasurer, The FINOVA Group Inc., 1850 N. Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, telephone number (602) 207-4900.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the statements contained in documents incorporated herein by reference and under the captions "Prospectus Summary -- The Company," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this Prospectus that are not historical facts, including, without limitation, statements of future expectations, projections of results of operations and financial condition, statements of future economic performance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to differ materially from those contemplated in such forward-looking statements. In addition to the specific matters referred to herein, including, without limitation, those noted under the caption "Risk Factors," important factors which may cause actual results to differ from those contemplated in such forward-looking statements include: (i) the results of the Company's efforts to implement its business strategy; (ii) the effect of economic conditions and the performance of borrowers; (iii) actions of the Company's competitors and the Company's ability to respond to such actions; (iv) the cost of the Company's capital, which may depend in part on the Company's portfolio quality, ratings, prospects and outlook; (v) changes in governmental regulation, tax rates and similar matters; and (vi) other risks detailed in the Company's other filings with the Commission.

                               PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Prospectus. See "Incorporation of Certain Documents by Reference." Unless otherwise expressly stated, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters is not exercised. See "Underwriting."

                                  THE COMPANY

     The FINOVA Group Inc., a Delaware corporation (the "Company"), is a financial services company which, through its wholly-owned subsidiaries, provides collateralized financing and leasing products to commercial enterprises in focused market niches, principally in the United States. The Company extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 to $35 million. The Company also offers sales financing programs to manufacturers, distributors, vendors and franchisors which facilitate sales of their products to customers. The Company currently operates primarily in 14 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables it to differentiate itself from its competitors and to command product pricing which provides a satisfactory spread over the Company's borrowing costs.

     The Company seeks to maintain a high quality portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying its lending activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes, borrowers' performance or economic conditions will not result in an adverse impact on the Company's results of operations or financial condition.

     The Company is the successor to the former financial services business of The Dial Corp ("Dial"). On March 18, 1992, Dial consummated the spin-off (the "Spin-Off") of the Company (at that time known as GFC Financial Corporation) to its stockholders. Following the Spin-Off, the Company decided to focus its resources and capital on its domestic commercial finance activities. The Company embarked on a program of selling or winding down those activities included in the Spin-Off that were not associated with the Company's core businesses. The Company concentrated on redeploying the capital previously invested in such businesses and raised additional capital to support internal portfolio growth and to make complementary acquisitions. This strategy has resulted in (i) the managed liquidation and sale of FINOVA Capital Limited ("FCL"), Dial's former European financial business, and the Latin American loan portfolios, (ii) an increase (excluding acquisitions) in the Company's domestic loan portfolio each year, (iii) the acquisition of the asset based lending activity of U.S. Bancorp,
(iv) the sale of Verex Corporation, Dial's discontinued mortgage insurance subsidiary, (v) the acquisition of Ambassador Factors Corporation ("Ambassador"), the former factoring and asset based lending subsidiary of Fleet Financial Group, Inc., (vi) the acquisition of TriCon Capital Corporation ("TriCon"), the former commercial finance and leasing subsidiary of Bell Atlantic Corporation, (vii) portfolio purchases of $262 million in 1995, (viii) the acquisition of LINC Financial Services, Inc. ("LINC"), a provider of accounts receivable financing to health care providers, (ix) the acquisition of Financing for Science International, Inc. ("FSI"), a specialty leasing company servicing the high technology, life sciences, health care and environmental technology industries and (x) the pending sale of the Company's Manufacturer & Dealer Services business as described below under "-- Recent Developments."


     The Company's strategy of focusing its efforts on its domestic core lending activities through internal growth and acquisitions has resulted in increasing the Company's total assets to approximately $7 billion at December 31, 1995 compared with total assets of $2.6 billion at December 31, 1992, representing a compounded annual growth rate of 39%. During the same three year period subsequent to the Spin-Off, income from continuing operations grew at a compounded annual growth rate of 38% to $98 million in 1995 compared with $37 million in 1992. Management believes the Company now ranks among the largest independent commercial finance companies in the United States based on total assets.

     The principal executive offices of the Company are located at 1850 North Central Avenue, P.O. Box 2209, Phoenix, Arizona 85002-2209, and its telephone number is (602) 207-4900.

                              RECENT DEVELOPMENTS

     On October 21, 1996, the Company announced that it had entered into a definitive agreement to sell its Manufacturer & Dealer Services business ("MDS") to Green Tree Financial Corporation for approximately $610 million, including the assumption of certain liabilities. The purchase price reflects a premium of approximately $58 million over the book value of MDS's assets, prior to allocation and accrual of related costs and expenses. MDS is a provider of vendor-oriented sales finance programs involving small-ticket leasing and financing products for commercial end-user customers. The transaction, which is subject to certain closing conditions, including compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, has a scheduled closing date of November 30, 1996.

                                  THE OFFERING

The Issuer.................  FINOVA Finance Trust (the "Trust"), a Delaware
                             statutory business trust. The assets of the Trust will consist solely of the Convertible Debentures of the Company.

Securities Offered.........  2,000,000   % Convertible Trust Originated
                             Preferred Securities(SM) (the "Convertible
                             TOPrS(SM)" or the "Preferred Securities"). The
                             Trust and the Company have granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 300,000 Preferred Securities at the initial public offering price solely to cover over-allotments, if any.


Distributions..............  Distributions on the Preferred Securities will
                             accrue from           , 1996 (the "Original Issue
                             Date") and will be payable at the annual rate of
                               % (the "distribution rate") of the liquidation
                             amount of $50 per Preferred Security. Subject to
                             the extension of distribution payment periods described below, distributions will be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 (each, a "distribution payment date"), commencing December 31, 1996. Because distributions on the Preferred Securities will constitute interest (or original issue discount) for federal income tax purposes, corporate holders thereof will not be entitled to a dividends-received deduction. See "Certain Federal Income Tax Considerations -- Interest Income and Original Issue Discount."



Option to Extend
Distribution Payment
  Periods..................  The ability of the Trust to pay distributions on the Preferred Securities is solely dependent on its receipt of interest payments from the Company on the Convertible Debentures. The Company has the right to defer interest payments from time to time on the Convertible Debentures for successive periods not exceeding 20 consecutive quarters for each such Extension Period during which no interest shall be due and payable; provided that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. Prior to the termination of any Extension Period of less than 20 consecutive quarters, the Company may further extend such Extension Period; provided that no such Extension Period, together with all previous and further extensions thereof, may exceed 20 consecutive quarters or extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the conditions described herein. As a consequence of any such extension, quarterly distributions on the Pre-ferred Securities would be deferred by the Trust but would continue to accrue (with interest thereon, compounded quarterly at the distribution rate, to the extent permitted by applicable law) during any such Extension Period. See "Risk
                             Factors -- Option to Extend Interest Payment
                             Periods," "Description of the Preferred
                             Securities -- Distributions" and "Description of the Convertible Debentures -- Option to Extend Interest Payment Periods." If an extension of an interest payment period occurs, the holders of the Preferred Securities will continue to accrue income for federal income tax purposes in advance of any corresponding cash distribution. See "Risk
                             Factors -- Option to Extend Interest Payment
                             Periods" and "-- Trading Characteristics of
                             Preferred Securities" and "Certain Federal Income Tax Considerations -- Interest Income and Original Issue Discount."



Rights Upon Extension of
  Distribution Payment
  Periods..................  During any Extension Period, interest on the
                             Convertible Debentures will continue to accrue (compounded quarterly to the extent permitted by applicable law), and quarterly distributions on the Preferred Securities will continue to accrue (with interest thereon, compounded quarterly at the distribution rate, to the extent permitted by applicable law). As more fully described below under "-- Convertible Debentures," the Company has agreed that, during an Extension Period, it will not, among other things, declare or pay dividends on or repurchase or redeem any of its capital stock, subject to certain exceptions. See "Description of the Guarantee -- Certain Covenants of the Company" and "Description of the Convertible Debentures -- Option to Extend Interest Payment Periods."



Conversion into Common
  Stock....................  Each Preferred Security is convertible at the option of the holder thereof, at any time prior to the earlier of (i) 5:00 p.m. (New York City time) on the Business Day (as defined herein) immediately preceding the date of repayment of such Preferred Security, whether at maturity or upon redemption, and (ii) 5:00 p.m. (New York City time) on the Conversion Termination Date (if any) into shares of
                             Common Stock at a conversion rate of      shares of
                             Common Stock for each Preferred Security
                             (equivalent to a conversion price of $     per
                             share of Common Stock), subject to adjustment in certain circumstances. On November 19, 1996, the last reported sale price of the Common Stock on the NYSE was $65 3/8 per share. In connection with any conversion of a Preferred Security, the Conversion Agent (as defined herein) will exchange such Preferred Security for the appropriate principal amount of Convertible Debentures held by the Trust and immediately convert such Convertible Debentures into shares of Common Stock. No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash. See "Description of the Preferred
                             Securities -- Conversion Rights." In addition, no additional shares of Common Stock will be issued upon conversion of the Preferred Securities to account for any accrued and unpaid distributions on the Preferred Securities at the time of conversion; provided, however, that if notice of redemption of Preferred Securities is mailed or otherwise given to holders of Preferred Securities or the Trust issues a press release announcing a Conversion Termination Date, then, if any holder of Preferred Securities converts any Preferred Securities into Common Stock on any date on or after the date on which such notice of redemption is mailed or otherwise given or the date of such press release, as the case may be, and if such date of conversion falls on any day from and including the first day of an Extension Period through and including the record date for the payment of the distributions on the Preferred Securities which have been deferred as a result of such Extension Period, such holder shall be entitled to receive all accrued and unpaid distributions on such Preferred Securities (plus interest thereon, if any) to the most recent distribution payment date prior to the date of such conversion, whether or not such distribution payment date falls in such Extension Period (or, if the date of such conversion is (i) during an Extension Period, (ii) on or prior to a distribution payment date as to which the payment of distributions is to be deferred as a result of such Extension Period and (iii) after the distribution record date for the distribution payment date referred to in clause (ii) of this sentence, all accrued and unpaid distributions on such Preferred Securities (plus interest thereon, if any) to such distribution payment date). See "Description of the Convertible Debentures -- Optional Redemption," "Description of the Preferred Securities -- Conversion Rights" and
                             "-- Redemption."



Termination of Conversion
  Rights...................  If for at least 20 trading days within any period of 30 consecutive trading days ending on or after
                                       ,1999, including the last trading day of
                             such period, the Closing Price (as defined herein) of the Common Stock exceeds 120% of the then applicable conversion price of the Preferred Securities, the Company may, at its option, terminate the right to convert the Convertible Debentures into Common Stock, in which case the right to convert the Preferred Securities into Common Stock will likewise terminate. To exercise this conversion termination option, the Company must cause the Trust to issue a press release announcing the date upon which conversion rights will expire (the "Conversion Termination Date"), prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met, but in no event may such press release be issued prior to
                                       , 1999. The Conversion Termination Date
                             shall be a Business Day not less than 30 and not more than 60 days following the date of the press release described above. See "Description of the Preferred Securities -- Conversion Rights."


Liquidation Amount.........  In the event of the liquidation of the Trust, holders will be entitled to receive, after satisfaction of liabilities of the Trust to its creditors, $50 per Preferred Security plus an amount equal to any accrued and unpaid distributions thereon to the date of payment, unless Convertible Debentures are distributed to such holders. See "Description of the Preferred Securities -- Liquidation Distribution Upon Dissolution."


Redemption.................  In the event that, at any time after the Conversion
                             Termination Date (if any), the number of
                             outstanding Preferred Securities is less than 10% of the number of Preferred Securities originally issued (including any Preferred Securities issued upon exercise of the Underwriters' over-allotment option), the Company shall have the right, at its option, to redeem the Convertible Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption. The Convertible Debentures are also redeemable by the Company at its option, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date fixed for redemption. If the Company redeems Convertible Debentures, the Trust must redeem the Trust Securities at a redemption price of $50 per Preferred Security plus accrued and unpaid distributions thereon (and interest thereon, if any) to the date fixed for redemption (the "Redemption Price"). See "Description of the Preferred
                             Securities -- Redemption" and " -- Special Event Redemption or Distribution." The Preferred Securities have no maturity date, although they are subject to mandatory redemption upon repayment of the Convertible Debentures at their stated maturity
                             (which is           , 2016), and upon acceleration
                             or earlier redemption of the Convertible
                             Debentures. See "Description of the Preferred Securities -- Redemption" and "Description of the Convertible Debentures -- Redemption."


Guarantee..................  The Company will irrevocably guarantee, on a subordinated basis and to the extent set forth herein, the payment in full of (i) any accrued and unpaid distributions on the Preferred Securities to the extent of funds of the Trust available therefor, (ii) the Redemption Price to the extent of funds of the Trust available therefor and (iii) generally, the liquidation amount of the Preferred Securities to the extent of the assets of the Trust available for distribution to holders of Preferred Securities. The Guarantee will be unsecured and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company except any liabilities that may be made pari passu expressly by their terms, (ii) pari passu with the most senior preferred or preference stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or preferred securities of any affiliate of the Company and (iii) senior to the Common Stock. Upon the liquidation, dissolution or winding up of the Company, its obligations under the Guarantee will rank junior to all of its other liabilities, except as aforesaid, and, as a result, funds may not be available for payment under the Guarantee. See "Risk Factors -- Ranking of Subordinate Obligations Under the Guarantee and Convertible Debentures" and "Description of the Guarantee."

Voting Rights..............  Holders of the Preferred Securities will have limited voting rights. See "Description of the Preferred Securities -- Voting Rights."

Tax Event or Investment
  Company Event
  Distribution;
  Tax Event Redemption.....  Upon the occurrence of a Tax Event or an Investment
                             Company Event (each as defined herein and each a "Special Event"), except in certain limited circumstances, the Company will cause the Issuer Trustees (as defined herein) to liquidate the Trust and cause Convertible Debentures to be distributed to the holders of the Preferred Securities. In certain circumstances involving a Tax Event, the Company will have the right to redeem the Convertible Debentures, in whole but not in part, at 100% of the principal amount plus accrued and unpaid interest, in lieu of a distribution of the Convertible Debentures, in which event the Trust Securities will be redeemed at the Redemption Price. See "Description of the Preferred
                             Securities -- Special Event Redemption or
                             Distribution."

Convertible Debentures.....  The Convertible Debentures will mature on
                                         , 2016 and will bear interest at the
                             rate of    % per annum, payable quarterly in
                             arrears. The Convertible Debentures will have provisions with respect to interest, redemption, conversion into Common Stock and certain other terms substantially similar or analogous to those of the Preferred Securities. See "Description of the Convertible Debentures." Interest payment periods may be extended from time to time by the Company for successive periods not exceeding 20 consecutive quarters for each such period, during which interest on the Convertible Debentures will continue to accrue (compounded quarterly to the extent permitted by applicable law); provided that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. Prior to the termination of any Extension Period of less than 20 consecutive quarters, the Company may further extend such Extension Period; provided that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters and may not extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the preceding sentence. No interest shall be due and payable during an Extension Period. During an Extension Period, the Company has agreed (a) not to declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock (or Common Stock equivalents) in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such contract is in effect or such security is outstanding at least 60 days prior to the commencement of such Extension Period), (ii) purchases of shares of Common Stock (or Common Stock equivalents) from officers or employees of the Company or its subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such purchases by the Company upon termination of employment or retirement shall be made at a price not to exceed the market value on the date of any such purchase and shall not exceed $7.5 million in the aggregate for all officers and employees),
                             (iii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of Common Stock on Common Stock or (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (or make any guarantee payments with respect to the foregoing)), (b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of the Company and rank pari passu with the Company's other general unsecured creditors. At September 30, 1996, the Company had no Senior Indebtedness outstanding.

Holding Company
Structure..................  The Company is a holding company which conducts substantially all of its operations through subsidiaries. As a result, the ability of the Company to pay the principal of and interest on the Convertible Debentures, and therefore the ability of the Trust to make distributions and other payments on the Preferred Securities, will depend in large part upon the Company's ability to obtain funds from its subsidiaries. In addition, the ability of certain subsidiaries to provide funds to the Company is subject to contractual and other limitations, is contingent upon results of operations and financial condition of such subsidiaries, and is subject to various other business considerations. In particular, the Company's principal subsidiary, FINOVA Capital Corporation ("FINOVA Capital"), is limited in its ability to pay dividends to the Company pursuant to various restrictive covenants contained in certain of its debt instruments. See "Risk
                             Factors -- Holding Company Structure" and "Price Range of Common Stock and Dividends."

                             The obligations of the Company under the Convertible Debentures and the Guarantee are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. At September 30, 1996, the indebtedness and other liabilities of such subsidiaries aggregated approximately $6.73 billion. See "Risk
                             Factors -- Ranking of Subordinate Obligations under the Guarantee and Convertible Debentures,"
                             "-- Holding Company Structure," "Capitalization" and "Description of the Convertible Debentures."

Form of Preferred
Securities.................  The Preferred Securities will be represented by a global certificate or certificates (each a "Global Preferred Security") registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC"). Beneficial interests in the Preferred Securities will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC. Except under the limited circumstances described herein, Preferred Securities in certificated form (each a "Certificated Preferred Security") will not be issued in exchange for Global Preferred Securities. See "Description of the Preferred
                             Securities -- Book-Entry Only Issuance -- The Depository Trust Company."

Use of Proceeds............  All of the proceeds from the sale of the Preferred
                             Securities will be invested by the Trust in the Convertible Debentures. The Company intends to contribute the net proceeds from the sale of the Convertible Debentures to FINOVA Capital, which intends to use such net proceeds to repay commercial paper or other indebtedness. See "Use of Proceeds."


Listing....................  The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "FNVprA." See "Underwriting."


Risk Factors...............  See "Risk Factors" for a discussion of certain risks involved in the purchase of Preferred
                             Securities.

                  SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

     The following summary selected consolidated financial data as of and for the five years ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company and its subsidiaries. References to the Company contained in the footnotes below mean the Company and its consolidated subsidiaries. The following summary selected consolidated financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Results of operations and financial condition as of and for the nine months ended September 30, 1996 do not purport to be indicative of results of operations or financial condition to be expected for the year ending December 31, 1996. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto incorporated by reference herein. See "Incorporation of Certain Documents by Reference." Per share data for income and dividends and average outstanding common and equivalent shares has not been presented in 1991, as the Company was not a publicly held company prior to the Spin-Off from Dial in 1992.


                                      AS OF AND FOR THE
                                      NINE MONTHS ENDED
                                        SEPTEMBER 30,                      AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                  --------------------------   ------------------------------------------------------------------
                                     1996           1995          1995          1994          1993          1992          1991
                                  -----------    -----------   -----------   -----------   -----------   -----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS:
  Interest and income earned
    from financing
    transactions..............    $   640,462    $   551,737   $   761,855   $   503,351   $   255,216   $   243,337   $  251,472
  Interest margins earned.....        295,154        244,989       339,815       244,414       124,847       104,699       93,912
  Provision for possible
    credit losses(1)..........         38,800         28,800        47,300        16,670         5,706         6,740       77,687
  Gains on sale of assets.....         10,253         11,699        19,726         9,045         5,439         3,362        6,684
  Income (loss) from
    continuing operations.....         85,005         71,147        97,629        74,313        37,846        36,750      (38,742)
  Income from continuing
    operations per common and
    equivalent share..........    $      3.04    $      2.56   $      3.51   $      2.94   $      1.80   $      1.71
  Dividends declared per
    common share..............    $       .68    $       .62   $      0.84   $      0.74   $      0.68   $      0.42
  Average outstanding common
    and equivalent shares.....     27,971,000     27,845,000    27,832,000    25,307,000    20,332,000    20,464,000
FINANCIAL POSITION:
  Funds employed..............    $ 7,635,276    $ 6,609,220   $ 6,819,057   $ 5,667,644   $ 2,846,571   $ 2,428,523   $2,281,872
  Nonaccruing assets..........        172,766        169,180       167,872       168,761       102,607       100,422      111,296
  Reserve for possible credit
    losses(1).................        156,339        131,564       140,333       122,233        64,280        69,291       87,600
  Total assets................      7,875,848      6,773,647     7,036,514     5,821,343     2,834,322     2,641,668    2,414,484
  Deferred income taxes.......        247,574        202,561       209,512       188,887       178,972       172,727      198,366
  Total debt..................      6,350,043      5,403,323     5,649,368     4,573,354     2,079,286     1,883,709    1,750,178
  Stockholders' equity........        896,581        805,313       825,184       770,252       503,300       488,396      371,576
  Managed assets(2)...........      7,970,193      6,742,271     7,122,361     5,921,030     2,846,571     2,428,523    2,281,872
RATIOS:
  Ratio of earnings to fixed
    charges(3)................           1.46x          1.43x         1.43x         1.55x         1.53x         1.37x     (3)
  Reserve for possible credit
    losses/ending managed
    assets....................            2.0%           2.0%          2.0%          2.1%          2.3%          2.9%         3.8%
  Nonaccruing assets/ending
    managed assets............            2.2%           2.5%          2.4%          2.9%          3.6%          4.1%         4.9%
  Total debt to stockholders'
    equity....................            7.1x           6.7x          6.8x          5.9x          4.1x          3.9x         4.7x
  Return on average equity
    (annualized)..............           13.2%          12.0%         12.2%         11.1%          7.5%         11.4%       (12.9)%


---------------
(1) In 1991, the Company recorded a special provision for possible credit losses of $65 million and recorded write-offs of $15 million related to nonearning assets in the FCL portfolio and a $47.8 million write-down to reduce Latin American assets to current market value.

(2) Managed assets consist of funds employed and assets sold under securitization agreements that are managed by the Company.

(3) For purposes of the computation of these ratios, earnings consist of income before income taxes and fixed charges; and fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest. For the year ended December 31, 1991, earnings were inadequate to cover combined fixed charges by $37.0 million.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus and should, in particular, consider the following risk factors.

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND CONVERTIBLE
DEBENTURES

     The Company's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of the Company (except any liabilities that may be made pari passu expressly by their terms) and pari passu with the most senior preferred or preference stock issued, from time to time, if any, by the Company. The obligations of the Company under the Convertible Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of the Company and pari passu with obligations to or rights of the Company's other general unsecured creditors. No payment of principal of (including redemption payments, if any) or interest on the Convertible Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist, or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. At September 30, 1996, the Company had no Senior Indebtedness outstanding, but it continues to have access to a $25 million line of credit which, if drawn upon, would constitute Senior Indebtedness. In addition, because the Company's operations are conducted through its subsidiaries and the subsidiaries have not guaranteed the payment of the Convertible Debentures, all liabilities of such subsidiaries, including trade payables, are effectively senior to the Convertible Debentures and the Guarantee. See "-- Holding Company Structure" below. There are no terms in the Preferred Securities, the Convertible Debentures or the Guarantee that limit the Company's or any subsidiary's ability to incur additional indebtedness, including indebtedness that ranks senior to the Convertible Debentures and the Guarantee. See "Description of the Guarantee -- Status of the Guarantee; Subordination" and "Description of the Convertible Debentures -- Subordination."

HOLDING COMPANY STRUCTURE

     The Company is a holding company which conducts substantially all of its operations through subsidiaries. As a result, the ability of the Company to pay the principal of and interest on its indebtedness (including the Convertible Debentures) and to pay amounts due in respect of its other obligations (including the Guarantee), and therefore the ability of the Trust to make distributions and other payments on the Preferred Securities, will depend in large part on the results of operations of the Company's subsidiaries and the distribution of funds by such subsidiaries to the Company. The ability of certain subsidiaries to provide funds to the Company is subject to contractual and other limitations, is contingent upon results of operations and financial condition of such subsidiaries, and is subject to various other business considerations. In particular, the Company's principal subsidiary, FINOVA Capital, is limited in its ability to pay dividends to the Company pursuant to various restrictive covenants contained in certain of its debt instruments. See "Price Range of Common Stock and Dividends."

     The obligations of the Company under the Convertible Debentures and the Guarantee are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. At September 30, 1996, the indebtedness and other liabilities of such subsidiaries aggregated approximately $6.73 billion. See "-- Ranking of Subordinate Obligations under the Guarantee and Convertible Debentures."

RIGHTS UNDER THE GUARANTEE

     The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Fleet National Bank will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the provisions of the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

     The Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Preferred Securities or a redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of the payment, to the extent the Trust has funds available therefor, or (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Notwithstanding the foregoing, if the Company has failed to make a payment under the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding directly against the Company to enforce the obligations of the Company under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement by (i) the Property Trustee of its rights as registered holder of the Convertible Debentures against the Company pursuant to the terms of the Convertible Debentures or (ii) such holder of its right against the Company under certain circumstances to enforce payments on Convertible Debentures. See "-- Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Guarantee" and "Description of the Convertible Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Convertible Debentures against the Company. In addition, the holders of a majority in liquidation amount of the Preferred Securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder (a "Direct Action") on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures. The Indenture provides that the Indenture Trustee (as defined herein) shall give holders of the Convertible Debentures notice of all uncured defaults or events of default within 30 days after occurrence. However, except in the case of a default or an event of default in payment on the Convertible Debentures, the Indenture Trustee is protected in withholding such notice if its officers or directors in good faith determine that withholding of such notice is in the interest of the holders. See "Description of the Convertible
Debentures -- Events of Default."

OPTION TO EXTEND INTEREST PAYMENT PERIODS; CERTAIN TAX CONSEQUENCES


     The Company has the right under the Indenture to defer payments of interest on the Convertible Debentures by extending the interest payment period at any time, and from time to time, on the Convertible Debentures. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred by the Trust (but despite such deferral would continue to accrue, with interest thereon, compounded quarterly at the distribution rate, to the extent permitted by applicable law) during any such extended interest payment period. Such right to extend the interest payment period for the Convertible Debentures is limited to a period not exceeding 20 consecutive quarters, during which no interest shall be due and payable, provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. In the event that the Company exercises this right to defer interest payments, the Company has agreed (a) not to declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock (or Common Stock equivalents) in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such contract is in effect or such security is outstanding at least 60 days prior to the commencement of such Extension Period), (ii) purchases of shares of Common Stock (or Common Stock equivalents) from officers or employees of the Company or its subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such purchases by the Company upon termination of employment or retirement shall be made at a price not to exceed the market value on the date of any such purchase and shall not exceed $7.5 million in the aggregate for all officers and employees), (iii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of Common Stock on Common Stock or (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (or make any guarantee payments with respect to the foregoing)), (b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend the interest payment period, provided that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of the Preferred Securities -- Distributions" and "Description of the Convertible
Debentures -- Option to Extend Interest Payment Periods."


     Should the Company exercise its right to defer payments of interest by extending the interest payment period or should the Convertible Debentures be deemed to have originally been issued with original issue discount ("OID"), under recently issued Treasury regulations, each holder of Preferred Securities would be required to accrue in income (as OID) the amount of the deferred stated interest allocable to its Preferred Securities for federal income tax purposes, which will be allocated but not distributed, to holders of record of Preferred Securities. As a result, each such holder of Preferred Securities will recognize income for federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. Similarly, all payments of stated interest made thereafter will be treated as OID. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. However, should the Company determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Convertible Debentures) may be more volatile than other securities on which OID accrues that do not have such rights. See "Certain Federal Income Tax Considerations -- Original Issue Discount."

SPECIAL EVENT DISTRIBUTION; TAX EVENT REDEMPTION

     Upon the occurrence of a Special Event, the Trust shall be dissolved, except in the limited circumstance described below, with the result that Convertible Debentures would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In the case of a Special Event which is a Tax Event, the Company shall have the right in certain circumstances to redeem the Convertible Debentures, in whole but not in part, in lieu of a distribution of the Convertible Debentures by the Trust, in which event the Trust will redeem the Trust Securities. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."


     Under current federal income tax law, a distribution of Convertible Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. A dissolution of the Trust in which holders of the Preferred Securities receive cash would be a taxable event to such holders. See "Certain Federal Income Tax Considerations -- Receipt of Convertible Debentures or Cash Upon Liquidation of the Trust." If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Convertible Debentures may constitute a taxable event to holders of Preferred Securities.



     There can be no assurance as to the market prices for the Preferred Securities or the Convertible Debentures that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities or the Convertible Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Convertible Debentures upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Convertible Debentures and should carefully review all the information regarding the Convertible Debentures contained in this Prospectus. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Convertible Debentures -- General."


TERMINATION OF CONVERSION RIGHTS


     On and after           , 1999, the Company may, subject to certain
conditions, at its option, cause the conversion rights of holders of Convertible Debentures to terminate, provided that the Closing Price of the Common Stock exceeds 120% of the then applicable conversion price of the Preferred Securities for a specified period, in which case the right to convert the Preferred Securities into Common Stock will likewise terminate. See "Description of the Preferred Securities -- Termination of Conversion Rights."


PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain legislation (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer and that are issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William
V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam
M. Gibbons
and Charles B. Rangel wrote letters to Treasury officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Debentures, it would not affect the Company's ability to deduct the interest payable on the Convertible Debentures because their maximum term will not exceed 20 years. There can be no assurance, however, that any proposed legislation enacted after the date hereof will not adversely affect the ability of the Company to deduct the interest payable on the Convertible Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

LIMITED VOTING RIGHTS

     Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, trustees of the Trust (the "Issuer Trustees"), which voting rights are vested exclusively in the holder of the Common Securities. See "Description of the Preferred Securities -- Voting Rights."

TRADING CHARACTERISTICS OF PREFERRED SECURITIES

     The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. In addition, as a result of the Company's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided interest in the Convertible Debentures) may be more volatile than other similar securities where the issuer does not have such right to defer interest payments. To the extent that a holder sells Preferred Securities at a price that is less than the holder's adjusted tax basis, and assuming that the Preferred Securities are held as capital assets by such holder, such holder will generally recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes. See "Certain Federal Income Tax Considerations -- Original Issue Discount" and "-- Sales of Preferred Securities."

                              FINOVA FINANCE TRUST


     FINOVA Finance Trust is a statutory business trust formed under the laws of the State of Delaware pursuant to (i) a declaration of trust executed by The FINOVA Group Inc., as sponsor of the Trust, and the Issuer Trustees and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware. Prior to the issuance of the Preferred Securities, such declaration will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payment will be made thereon pro rata, with the Preferred Securities, except that, upon the occurrence and during the continuance of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. The assets of the Trust will consist solely of the Convertible Debentures. The Trust exists for the exclusive purpose of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Convertible Debentures and (iii) engaging in only those other activities necessary or incidental thereto.


     Pursuant to the Declaration, the number of Issuer Trustees will initially be four. Two of the Issuer Trustees (the "Regular Trustees") will be individuals who are employees or officers of or who are affiliated with the Company. The third trustee will be a financial institution that is unaffiliated with the Company (the "Property Trustee"). The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware (the "Delaware Trustee"). Initially, Fleet National Bank, a national banking association, will act as Property Trustee and First Union Bank of Delaware, a Delaware banking corporation, will act as Delaware Trustee, until, in each case, removed or replaced by the holder of the Common Securities. Fleet National Bank will also act as indenture trustee under the Guarantee (the "Guarantee Trustee") and under the Indenture (the "Indenture Trustee"). See "Description of the Preferred Securities" and "Description of the Guarantee."

     The Property Trustee will hold title to the Convertible Debentures for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Convertible Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Convertible Debentures for the benefit of the holders of the Trust Securities. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any of the Issuer Trustees and to increase or decrease the number of trustees, provided, that the number of trustees shall be at least two. The Company will pay all fees and expenses related to the Trust and the offering of the Preferred Securities. See "Description of the Convertible Debentures."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration and the Delaware Business Trust Act, as amended (the "Trust Act"). See "Description of the Preferred Securities." The Declaration, the Indenture and the Guarantee also incorporate by reference the terms of the Trust Indenture Act.

     The place of business and the telephone number of the Trust are the principal executive offices and telephone number of the Company.

                              ACCOUNTING TREATMENT

     The financial statements of the Trust will be reflected in the Company's consolidated financial statements, with the Preferred Securities shown herein as "Convertible Preferred Securities of Company-Owned Trust." See "Capitalization."

                                USE OF PROCEEDS


     The proceeds from the sale of the Preferred Securities offered hereby will be invested by the Trust in the Convertible Debentures. The Company intends to contribute the net proceeds from the sale of the Convertible Debentures, estimated to be approximately $97 million ($111.6 million if the Underwriters' over-allotment option is exercised in full) to FINOVA Capital, which intends to use such net proceeds to repay commercial paper or other indebtedness. As of September 30, 1996, the weighted average interest rate on such borrowings was 6.69% per annum.


                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Common Stock of the Company is traded on the NYSE. The following tables summarize the high and low sale prices per share of Common Stock as reported on the NYSE Composite Tape and the cash dividends declared per share of Common Stock for the periods indicated.


                                                                                       CASH
                                                                                     DIVIDENDS
                                                                   HIGH      LOW     DECLARED
                                                                   ----      ---      ---------
    1994:
    First Quarter................................................. $33  3/4  $28 1/4   $ .18
    Second Quarter................................................  34  3/8   29 1/8     .18
    Third Quarter.................................................  39        33 1/8     .18
    Fourth Quarter................................................  35  7/8   29 1/8     .20
    1995:
    First Quarter................................................. $34       $30 5/8   $ .20
    Second Quarter................................................  38  1/2   31 3/4     .20
    Third Quarter.................................................  45  3/4   34 7/8     .22
    Fourth Quarter................................................  49  1/2   44 5/8     .22
    1996:
    First Quarter................................................. $56       $46 1/4   $ .22
    Second Quarter................................................  56  3/8   48         .22
    Third Quarter.................................................  60  1/2   48 1/4     .24
    Fourth Quarter (through November 19, 1996)....................  66  1/8   59 5/8     .24


     As of November 1, 1996, there were approximately 25,000 holders of record of the Common Stock. The last reported sale price of the Common Stock on the NYSE as of a recent date is set forth on the cover pages of this Prospectus.

     Following the Spin-Off, the Company has paid quarterly dividends on the first business day of each calendar quarter. It is anticipated that the Company will continue to pay regular quarterly dividends on the first business day of January, April, July and October. The declaration of dividends and their amounts will be at the discretion of the Board of Directors of the Company, and there can be no assurance that additional dividends will be declared.

     FINOVA Capital, the Company's principal subsidiary, is limited in its ability to pay dividends to its sole stockholder, the Company. The agreements pertaining to long-term debt of FINOVA Capital include various restrictive covenants and require the maintenance of certain defined financial ratios with which FINOVA Capital has complied. Under one of these covenants, dividend payments are generally limited to 50% of the sum of accumulated earnings and proceeds from equity issued after December 31, 1991.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization, including deferred income taxes, of the Company and its consolidated subsidiaries at September 30, 1996, and as adjusted to give effect to the sale of the Preferred Securities offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." The table should be read in conjunction with the historical consolidated financial statements of the Company and related notes included in the 1995 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996. See "Incorporation of Certain Documents by Reference."


                                                                       AT SEPTEMBER 30, 1996
                                                                    ---------------------------
                                                                                         AS
                                                                      ACTUAL          ADJUSTED
                                                                    ----------       ----------
                                                                      (DOLLARS IN THOUSANDS)
Senior debt.......................................................  $6,350,043       $6,253,043
Deferred income taxes.............................................     247,574          247,574
Convertible Preferred Securities of Company-Owned Trust(1)........          --          100,000
Stockholders' equity:
  Preferred stock-- $.01 par value; authorized 5,000,000 shares;
     none outstanding.............................................          --               --
  Common stock -- $.01 par value; authorized 100,000,000 shares;
     28,422,000 shares issued(2)..................................         284              284
  Additional capital..............................................     684,493          684,493
  Retained income.................................................     250,758          250,758
  Cumulative translation adjustments..............................      (5,228)          (5,228)
  Common stock in treasury (951,000 shares).......................     (33,726)         (33,726)
                                                                    ----------       ----------
     Total stockholders' equity...................................     896,581          896,581
                                                                    ----------       ----------
       Total capitalization.......................................  $7,494,198       $7,497,198
                                                                    ==========       ==========


---------------

(1) As described herein, the sole assets of the Trust will be Convertible Debentures with an original principal amount of approximately $103 million (approximately $119 million if the Underwriters' over-allotment option is exercised in full) and, upon redemption thereof, an equal amount of the Preferred Securities will be mandatorily redeemable.


(2) Does not include approximately 1,767,000 shares of Common Stock reserved for issuance under the Company's 1992 Stock Incentive Plan and the shares of Common Stock reserved for issuance upon conversion of the Preferred Securities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data as of and for the five years ended December 31, 1995 have been derived from the audited consolidated financial statements of the Company and its subsidiaries. References to the Company contained in the footnotes below mean the Company and its consolidated subsidiaries. The following selected consolidated financial data as of and for the nine months ended September 30, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company which, in the opinion of management, include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Results of operations and financial condition as of and for the nine months ended September 30, 1996 do not purport to be indicative of results of operations or financial condition to be expected for the year ending December 31, 1996. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto. See "Incorporation of Certain Documents by Reference." Per share data for income and dividends and average outstanding common and equivalent shares has not been presented for 1991, as the Company was not a publicly held company prior to the Spin-Off from Dial in 1992.


                                       AS OF AND FOR THE
                                          NINE MONTHS
                                      ENDED SEPTEMBER 30,                  AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------------   ------------------------------------------------------------------
                                      1996          1995          1995          1994          1993          1992          1991
                                   -----------   -----------   -----------   -----------   -----------   -----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATIONS:
Interest and income earned from
  financing transactions.........  $   640,462   $   551,737   $   761,855   $   503,351   $   255,216   $   243,337   $  251,472
Interest expense.................      298,158       267,857       366,822       222,200       123,853       136,107      157,560
Depreciation.....................       47,150        38,891        55,218        36,737         6,516         2,531           --
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Interest margins earned..........      295,154       244,989       339,815       244,414       124,847       104,699       93,912
Provision for possible credit
  losses(1)......................       38,800        28,800        47,300        16,670         5,706         6,740       77,687
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest margins earned......      256,354       216,189       292,515       227,744       119,141        97,959       16,225
Gains on sale of assets..........       10,253        11,699        19,726         9,045         5,439         3,362        6,684
Selling, administrative and other
  operating expenses.............      129,992       112,578       155,001       113,018        58,158        50,728       59,923
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes.......      136,615       115,310       157,240       123,771        66,422        50,593      (37,014)
Income taxes.....................       51,610        44,163        59,611        49,458        28,576        13,843        1,728
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations.....................      $85,005   $    71,147   $    97,629   $    74,313   $    37,846   $    36,750   $  (38,742)
                                   ===========   ===========   ===========   ===========   ===========   ===========   ===========
Income per common and equivalent
  share:
  Income from continuing
    operations before preferred
    dividends....................  $      3.04   $      2.56   $      3.51   $      2.94   $      1.86   $      1.80
  Preferred dividends............           --            --            --            --           .06           .09
                                   -----------   -----------   -----------   -----------   -----------   -----------
  Income from continuing
    operations...................  $      3.04   $      2.56   $      3.51   $      2.94   $      1.80   $      1.71
                                   ===========   ===========   ===========   ===========   ===========   ===========
  Dividends declared per common
    share........................  $       .68   $       .62   $       .84   $       .74   $       .68   $       .42
  Average outstanding common and
    equivalent shares............   27,971,000    27,845,000    27,832,000    25,307,000    20,332,000    20,464,000
Ratio of earnings to fixed
  charges (2)....................         1.46x         1.43x         1.43x         1.55x         1.53x         1.37x         (2)
FINANCIAL POSITION:
ASSETS
Cash and cash equivalents........  $    56,852   $    20,293   $    90,280   $    49,875   $       929   $    18,203   $   37,903
Investment in financing
  transactions:
  Loans and other financing
    contracts, net...............    5,041,061     4,707,898     4,794,181     4,034,648     2,343,755     1,919,371    1,739,978
  Direct finance leases..........    1,016,546       758,763       828,713       774,834        71,812       138,871      201,327
  Operating leases...............      506,399       431,297       460,798       412,782       147,222       100,911       75,204
  Leveraged leases...............      456,898       323,760       366,196       287,518       283,782       269,370      265,363
  Factored receivables...........      614,372       387,502       369,169       157,862
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                     7,635,276     6,609,220     6,819,057     5,667,644     2,846,571     2,428,523    2,281,872
Less reserve for possible credit
  losses(1)......................     (156,339)     (131,564)     (140,333)     (122,233)      (64,280)      (69,291)     (87,600)
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Investment in financing
  transactions - net.............    7,478,937     6,477,656     6,678,724     5,545,411     2,782,291     2,359,232    2,194,272
Investment in and advances to
  Verex Corporation..............                                                                            221,312      152,171
Other assets and deferred
  charges........................      340,059       275,698       267,510       226,057        51,102        42,921       30,138
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total assets.....................  $ 7,875,848   $ 6,773,647   $ 7,036,514   $ 5,821,343   $ 2,834,322   $ 2,641,668   $2,414,484
                                   ===========   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Accounts payable and accrued
  expenses.......................  $    94,057      $120,987   $   125,349   $   134,501   $    49,131   $    42,774   $   58,151
Due to clients...................      255,827       208,614       181,548       116,639            --            --           --
Due to The Dial Corp.............                                                                                          10,727
Interest payable.................       31,766        32,849        45,553        37,710        23,633        29,062       25,486
Senior and subordinated debt.....    6,350,043     5,403,323     5,649,368     4,573,354     2,079,286     1,883,709    1,750,178
Deferred income taxes............      247,574       202,561       209,512       188,887       178,972       172,727      198,366
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                     6,979,267     5,968,334     6,211,330     5,051,091     2,331,022     2,128,272    2,042,908
Redeemable preferred stock.......           --            --            --            --            --        25,000           --
Stockholders' equity.............      896,581       805,313       825,184       770,252       503,300       488,396      371,576
                                   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Total liabilities and
  stockholders' equity...........  $ 7,875,848   $ 6,773,647   $ 7,036,514   $ 5,821,343   $ 2,834,322   $ 2,641,668   $2,414,484
                                   ===========   ===========   ===========   ===========   ===========   ===========   ===========


---------------
(1) In 1991, the Company recorded a special provision for possible credit losses of $65 million and recorded write-offs of $15 million related to nonearning assets in its FCL portfolio and a $47.8 million write-down to reduce Latin American assets to current market value.
(2) For purposes of the computation of these ratios, earnings consist of income before income taxes and fixed charges; and fixed charges include interest and related debt expense and a portion of rental expense determined to be representative of interest. For the year ended December 31, 1991, earnings were inadequate to cover combined fixed charges by $37.0 million.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                             THE FINOVA GROUP INC.

     For purposes of Management's Discussion and Analysis of Financial Condition and Results of Operations only, references to "FINOVA" or the "Company" mean, collectively, The FINOVA Group Inc. and its subsidiaries, including FINOVA Capital Corporation and its subsidiaries (collectively, "FINOVA Capital").

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

     Net income for the nine months ended September 30, 1996 was $85.0 million ($3.04 per common and equivalent share), compared to $71.1 million ($2.56 per common and equivalent share) for the first nine months of 1995, representing a 19% increase in net income and earnings per share. The increase in earnings was primarily due to portfolio growth, higher interest margins earned, lower nonearnings and improved operating efficiencies (operating expenses as a percentage of interest margins earned), as detailed below.

     Interest Margins Earned. Interest margins earned, which represent the difference between (a) interest and income earned from financing transactions and operating leases and (b) interest expense and depreciation, were $295.2 million for the nine months ended September 30, 1996, compared with $245.0 million during the same period in 1995, an increase of 20%. The increase in interest margins earned was primarily due to a 19% growth in average managed assets (funds employed and assets sold under securitization agreements that are managed by the Company) and an increase in the interest margin as a percentage of average earning assets, which increased to 5.9% for the nine months ended September 30, 1996 from 5.8% for the same period in 1995.

     Non-Interest Expense. The provision for possible credit losses, which increases the reserve for possible credit losses, increased to $38.8 million for the first nine months of 1996 from $28.8 million in 1995, primarily due to the increase in managed assets. The reserve for possible credit losses as a percentage of nonaccruing assets increased to 90.5% at September 30, 1996 from 77.8% at September 30, 1995.

     Selling, administrative and other operating expenses were higher during the first nine months of 1996 than in 1995, due primarily to the growth in managed assets and higher incentive compensation expenses related to the Company's improved results and stock performance. As a percentage of interest margins earned, these expenses decreased to 44.0% in the first nine months of 1996, from 46.0% during the same period in 1995.

     Gains on Sale of Assets. Gains on sale of assets were lower in 1996 compared to 1995, primarily due to the amount and type of assets coming off lease during the respective periods. The timing of such gains is sporadic in nature.

     Income Taxes. Income taxes increased during the nine months ended September 30, 1996, primarily due to the increase in pre-tax income, partially offset by a lower effective tax rate. The lower effective tax rate, which decreased from 38.3% in 1995 to 37.8% in the first nine months of 1996, was primarily related to lower foreign tax effects and increased tax exempt municipal income.

  1995 Compared to 1994

     Net income increased 31% during 1995 to $97.6 million ($3.51 per common and equivalent share) from $74.3 million ($2.94 per common and equivalent share) in 1994. The 1994 results include income from Ambassador and Tri-Con from the acquisition dates.

     Interest Margins Earned. Interest margins earned increased by 39% in 1995 to $339.8 million from $244.4 million in 1994. This increase was driven by a 20% growth in managed assets which included Ambassador (which the Company acquired on February 14, 1994) and TriCon (which the Company acquired on April 30, 1994) for the entire year. The primary source of the growth in managed assets was new business, which totaled $2.6 billion for 1995 compared to $1.8 billion for 1994, an increase of 43%. Also contributing to the improved margins were the fees associated with the factoring business, which recorded factoring volume of $1.1 billion in 1995 compared to $847 million in 1994 and the inventory finance business, which recorded floor planning volume of $898 million in 1995 compared to $283 million in 1994.

     Interest margins earned as a percentage of average earning assets were 5.8% in 1995, compared to 6.0% in 1994. This reduction in the interest margin percentage was expected in 1995 primarily due to the cost of hedges that the Company entered into to lock in the spread between its lending and borrowing rates on $1.5 billion of its floating-rate debt and to the diminishing ratio of the higher yielding business relative to the total portfolio. Growth in interest margins earned more than offset the higher provisions for possible credit losses and the higher selling, administrative and other operating expenses in the 1995 period.

     Non-Interest Expense. Loss provisions, which increase the reserve for possible credit losses, were greater by $30.6 million during 1995 compared to 1994 primarily due to the growth in managed assets. See Note D of Notes to Consolidated Financial Statements in the Company's 1995 Form 10-K incorporated herein by reference.

     Selling, administrative and other operating expenses increased by $42 million in 1995 due to the growth of the Company, the large volume of new business added and the inclusion of TriCon and Ambassador for the full year. As a percentage of interest margins earned, these costs decreased to 45.6% in 1995 from 46.2% in the previous year. See Note M of Notes to Consolidated Financial Statements in the Company's 1995 Form 10-K incorporated herein by reference.

     Gains on Sale of Assets. Gains on sale of assets were $10.7 million higher in 1995 compared to 1994 primarily due to the inclusion of TriCon for the full year and the amount and type of assets coming off lease. The 1994 gains of $9.0 million included $4.0 million (pre-tax) from the securitization of assets in June 1994.

     Income Taxes. Income taxes for 1995 increased to $59.6 million from $49.5 million in 1994. This increase was caused by the increase in pre-tax income, partially offset by certain tax credits recognized during 1995. The 1995 overall effective income tax rate for the Company approximated 37.9% compared to 40.0% in 1994. The decrease in the effective rate is primarily related to lower foreign tax effects and an increase in tax exempt municipal income. See Note I of Notes to Consolidated Financial Statements in the Company's 1995 Form 10-K incorporated herein by reference.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Managed assets grew by $847.8 million during the first nine months of 1996 and totaled $7.97 billion at September 30, 1996. The increase was attributable primarily to new business of $2.10 billion during the period, compared to $1.69 billion for the nine months ended September 30, 1995 and the addition of $318 million of acquired portfolios through the acquisition of LINC and FSI, partially offset by portfolio prepayments and amortization.

     The reserve for possible credit losses increased to $156.3 million at September 30, 1996 from $140.3 million at December 31, 1995, primarily due to the increase in managed assets. Write-offs during the nine months ended September 30, 1996 were $31.0 million compared to $22.9 million during 1995, while recoveries increased to $2.1 million for the first nine months of 1996 from $1.7 million in 1995. Nonaccruing assets increased to $172.8 million at September 30, 1996, compared to $167.9 million at the end of 1995; however, nonaccruing assets as a percentage of managed assets decreased to 2.2% from 2.4% at December 31, 1995.

     Growth in funds employed is generally financed by the Company's internally generated cash flow and new borrowings. During the nine months ended September 30, 1996, FINOVA Capital issued $565 million in new long-term borrowings and recognized a net increase in commercial paper borrowings of approximately $467 million. Repayments of long-term debt totaled $586 million during the first nine months of 1996. The Company had total debt of $6.35 billion at September 30, 1996 compared to year-end 1995 debt of $5.65 billion. At September 30, 1996, the Company also had deferred income taxes of $247.6 million, generally used to reduce debt and, therefore, help finance lending activities.

     FINOVA satisfies a significant portion of its cash requirements from a diversified group of worldwide funding sources and is not dependent upon any one lender. Additionally, FINOVA relies on the issuance of commercial paper as a major funding source. During the first nine months of 1996, FINOVA Capital issued $16.4 billion of commercial paper (with an average of $2.5 billion outstanding during the nine-month period) and raised $565 million, as noted above, through new long-term financings of one to 10 year durations. At September 30, 1996 and December 31, 1995, commercial paper and short-term bank borrowings totaling $2.9 billion and $2.4 billion, respectively, were supported by available unused revolving credit lines which, if not renewed, are convertible to long-term debt at FINOVA's option.


     In 1995, FINOVA Capital filed a shelf-registration statement with the Commission that allowed for the issuance of $1.5 billion of senior debt securities, $815 million of which remained available as of September 30, 1996. Also in 1995, the Company, under a securitization agreement, sold a $200 million undivided proportionate interest in a loan portfolio totaling approximately $610.5 million; and in the first quarter of 1996, the Company sold an additional $100 million under the same securitization agreement. See Note C of Notes to Consolidated Financial Statements in the Company's 1995 Form 10-K incorporated herein by reference.


     FINOVA Capital currently maintains three five-year revolving credit facilities with numerous lenders, in the aggregate principal amount of $2.4 billion. Separately, FINOVA Capital also has a 364-day revolving credit facility with the same lenders in the aggregate principal amount of $1.0 billion. These facilities support FINOVA's outstanding commercial paper and short-term borrowings. The Company intends to borrow under the revolving credit agreements to refinance commercial paper and short-term bank loans to the extent that it experiences significant difficulties in rolling over its outstanding commercial paper and short-term bank loans. The Company has rarely borrowed under these facilities. The 364-day $1.0 billion revolving credit facility will be subject to renewal in 1997, while the five-year credit facilities are subject to renewal in 2001.

     The agreements pertaining to long-term debt of FINOVA Capital include various restrictive covenants and require the maintenance of certain defined financial ratios with which FINOVA Capital has complied. Under one such covenant, dividend payments are limited to 50 percent of accumulated earnings after December 31, 1991.

     FINOVA Capital's aggregate cost of funds decreased to 6.8% for the first nine months of 1996 from 7.2% for 1995 partially as a result of maturing of higher coupon debt, a ratings upgrade and the expiration of certain hedges. The Company's cost of and access to capital is dependent, in a large part, on its credit ratings. FINOVA Capital has maintained investment grade ratings since 1976, and received an upgrade in those ratings from Standard & Poor's Ratings Group in 1995 and 1996 and Moody's Investor Service, Inc. in 1995. FINOVA Capital currently has investment-grade ratings from the following agencies:

                                                                         COMMERCIAL   SENIOR
                                                                           PAPER       DEBT
                                                                         ----------   ------
    Duff & Phelps Credit Rating Co.....................................    D1-        A-
    Fitch Investors Service, L.P.......................................    F1         A
    Moody's Investors Service, Inc.....................................    P2         Baa1
    Standard & Poor's Ratings Group....................................    A2         A-

     At September 30, 1996, FINOVA Capital had outstanding 55 interest rate conversion agreements with notional principal amounts totaling $3.2 billion. Twenty-one agreements with notional principal amounts of $954 million were arranged to effectively convert certain floating interest rate obligations into fixed interest rate obligations and require interest payments on the stated principal amount at rates ranging from 4.21% to 9.10% (remaining terms of one month to five years) in return for receipts calculated on the same notional amounts at floating interest rates. In addition, 27 agreements with notional principal amounts of $1.35 billion were arranged to effectively convert certain fixed interest rate obligations into floating interest rate obligations and require interest payments on the stated principal amount at the three month or six month London interbank offered rates ("LIBOR") (remaining terms of six months to 10 years) in return for receipts calculated on the same notional amounts at fixed interest rates of 5.51% to 7.59%. FINOVA Capital has also entered into seven basis swap agreements with notional principal amounts of $878 million and remaining terms of three months to two years.

     In 1995, FINOVA Capital hedged $750 million of floating-rate debt through five basis swap agreements expiring through 1998, to lock in a spread between its lending and borrowing rates. FINOVA's assets are primarily prime based while a significant portion of its liabilities are tied to the 30-day commercial paper composite rate. The agreements enable FINOVA to hedge against a narrowing of the spread between the prime rate (lending rate) and its borrowing rate (30-day commercial paper). See Note F of Notes to Consolidated Financial Statements in the Company's 1995 Form 10-K incorporated herein by reference.

     The Company announced in 1992 that it intended to repurchase its securities on the open market, from time to time, to fund its obligations pursuant to employee stock options, benefit plans and similar obligations. Under this program, 611,600, 602,800 and 349,909 shares were acquired during the years ended December 31, 1995, 1994 and 1993, respectively, and no shares were acquired during the nine months ended September 30, 1996. The program may be discontinued at any time.

                                    BUSINESS

GENERAL

     The Company is a financial services holding company incorporated in Delaware in December 1991, which through its direct and indirect subsidiaries is primarily engaged in providing collateralized financing and leasing products to commercial enterprises in focused market niches, principally in the United States. Through its principal subsidiary, FINOVA Capital, the Company has been engaged in collateralized lending and equipment leasing and financing for over 42 years.

     The Company extends revolving credit facilities, term loans and equipment and real estate financing to "middle-market" businesses with financing needs falling generally between $500,000 to $35 million. The Company also offers sales financing programs to manufacturers, distributors, vendors and franchisors which facilitate sales of their products to customers. The Company currently operates primarily in 14 specific industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables it to differentiate itself from its competitors and to command product pricing which provides a satisfactory spread over the Company's borrowing costs.

     The Company seeks to maintain a high quality portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria, stringent portfolio management techniques and by diversifying its lending activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis, although there can be no assurance that competitive changes, borrowers' performance or economic conditions will not result in an adverse impact on the Company's results of operations or financial condition.

     The Company generates interest income, other income and gains through charges assessed on outstanding loans, loan servicing, leasing and other fees and disposition of equipment upon termination of leases or in other circumstances. The Company's primary expenses are the costs of funding its loan and lease business (including interest paid on debt), provisions for possible credit losses, marketing expenses, salaries and employee benefits, servicing and other operating expenses and income taxes.

LINES OF BUSINESS

     The Company's activities currently include the following principal lines of business:

     - Commercial Equipment Finance offers equipment leases, loans and "turnkey" financing to the supermarket, manufacturing, packaging and general aviation industries. Through its acquisition of FSI (now known as FINOVA Technology Finance), the Company offers equipment leasing and other financing products to the high technology, life sciences, health care and environmental technology industries. Typical transaction sizes are $500,000 to $15 million.

     - Commercial Finance offers collateral-oriented revolving credit facilities and term loans for manufacturers, distributors, wholesalers and service companies. Typical transaction sizes range from $500,000 to $3 million.

     - Commercial Real Estate Finance provides cash-flow-based financing primarily for acquisitions and refinancings to experienced real estate developers and owner/occupants of income-producing properties in the United States. The Company concentrates on secured financing opportunities, generally between $5 million and $25 million, involving senior mortgage term loans on owner occupied commercial real estate. The Company's portfolio of real estate leveraged leases is also managed as part of the commercial real estate portfolio.

     - Communications Finance specializes in radio and television financing. Other markets include cable television, print and outdoor media services in the United States. The Company extends secured loans to communications businesses requiring funds for recapitalizations, refinancings or acquisitions. Loan sizes generally are from $1 million to $40 million.

     - Corporate Finance provides financing, generally in the range of $2 million to $40 million, focusing on middle market businesses nationally, including distribution, wholesale, specialty retail, manufacturing and services industries. The group's lending is primarily in the form of revolving credit facilities and term loans secured by the assets of the borrower, with significant emphasis on the borrower's cash flow as the source of repayment of the secured loan.

     - Factoring Services provides full service factoring and accounts receivable management services for entrepreneurial and larger firms, operating primarily in the textile and apparel industries. The annual factored volume of these companies is generally between $5 million and $25 million.

     - Franchise Finance offers equipment, real estate and acquisition financing programs for operators of established franchise concepts. The equipment leased to the ultimate end-user is typically purchased by the Company from the equipment manufacturer, vendor or dealer selected by the end-user. Typical transaction sizes range from $500,000 to $15 million.

     - Government Finance provides primarily tax-exempt financing to state and local governments and non-profit corporations. Typical transaction sizes range from $100,000 to $5 million.

     - Inventory Finance provides inventory financing, combined inventory/accounts receivable lines of credit and purchase order financing for equipment distributors, value-added resellers and dealers. Transaction sizes generally range from $500,000 to $30 million.

     - Manufacturer & Dealer Services provides point-of-sale financing programs and support services for regional and national manufacturers, distributors and vendors of equipment classified as "small ticket" in transaction size (generally transactions with an equipment cost of less than $100,000). The equipment which the Company leases to the ultimate end-user is typically sold to the Company by the vendor participating in the financing program. On October 21, 1996, the Company announced that it had entered into a definitive agreement to sell its Manufacturer & Dealer Services business. See "Prospectus Summary -- Recent Developments."

     - Medical Finance offers a full range of equipment and real estate financing and asset management services for the U.S. health care industry, targeting middle market health care providers in the United States. Through the acquisition of LINC, the Company now finances medical accounts receivable. Transaction sizes typically range from $500,000 to $25 million.

     - Rediscount Finance offers $1 million to $35 million revolving credit lines to regional consumer finance companies, which in turn extend credit to consumers. The Company's customers provide credit to consumers to finance home improvements, automobile purchases, insurance premiums and a variety of other financial needs.

     - Resort Finance focuses on successful, experienced resort developers, primarily of timeshare resorts, second home resort communities, golf resorts and resort hotels. Extending funds through a variety of lending options, Resort Finance provides loans and lines of credit ranging from $5 million to $30 million for construction, acquisitions, receivables financing and purchases and other uses. Through FINOVA Portfolio Services, Inc., Resort Finance offers expanded convenience and service to its customers. Professional receivables collections and cash management give developers the ability of having loan-related administrative functions performed for them by the Company.

     - Transportation Finance/Capital Services structures secured financings for specialized areas of the transportation industry, principally involving domestic and foreign used aircraft, some new aircraft, as well as domestic short-line railroads including new and used rail equipment. Typical transactions range from $5 million to $30 million and involve financing up to 80% of the fair market value of used equipment and as equity participants in leveraged lease transactions. Traditionally focused on the domestic marketplace, FINOVA Transportation Finance has been active in international aircraft lending and leasing since 1992 through an office in London, England. Through its Capital Services activity, FINOVA also provides leveraged lease financing on transportation equipment.

PORTFOLIO COMPOSITION

     The total assets under management of the Company consist of the Company's net investment in financing contracts plus certain assets that are owned by others but managed by the Company which are not reflected on the Company's balance sheet. A breakdown of the Company's investment in financing transactions by line of business as of September 30, 1996 was as follows:

                                                                        TOTAL
                                                                   CARRYING AMOUNT
                             LINE OF BUSINESS                   (DOLLARS IN THOUSANDS)
            --------------------------------------------------  ----------------------
            Transportation Finance............................        $1,222,595
            Resort Finance....................................         1,096,100
            Commercial Real Estate Finance....................           765,932
            Corporate Finance.................................           705,820
            Manufacturer & Dealer Services....................           576,970
            Medical Finance...................................           557,960
            Commercial Equipment Finance......................           517,520
            Communications Finance............................           505,994
            Rediscount Finance................................           412,868
            Franchise Finance.................................           365,080
            Inventory Finance.................................           275,920
            Factoring Services................................           240,247
            Commercial Finance................................           202,051
            Government Finance................................           139,481
            Other.............................................            50,738
                                                                      ----------
              Total...........................................        $7,635,276
                                                                      ==========

     The Company's geographic portfolio diversification at September 30, 1996 was as follows:


            West..............................................            24.1%
            Southeast.........................................            23.6%
            Northeast.........................................            22.9%
            Midwest...........................................            15.6%
            Southwest.........................................            13.8%
                                                                        ------
              Total...........................................           100.0%
                                                                ================


BUSINESS STRATEGY

     Following the Spin-Off, the Company decided to focus its resources and capital on its core domestic commercial finance activities. The Company embarked on a program of selling or winding down those businesses included in the Spin-Off not associated with the Company's core businesses. The Company has concentrated on redeploying the capital previously invested in such businesses and raised additional capital to support internal portfolio growth and to make complimentary acquisitions. This strategy has resulted in (i) the managed liquidation and sale of FCL and Latin American loan portfolios, (ii) an increase (excluding acquisitions) in the Company's domestic loan portfolio, (iii) the acquisition of the asset based lending activity of U.S. Bancorp, (iv) the sale of Verex Corporation, Dial's discontinued mortgage insurance subsidiary, (v) the acquisition of Ambassador, the former factoring and asset based lending subsidiary of Fleet Financial Group, Inc., (vi) the acquisition of TriCon, the former commercial finance and leasing subsidiary of Bell Atlantic Corporation,
(vii) portfolio purchases of $262 million in 1995, (viii) the acquisition of LINC, a provider of accounts receivable financing to healthcare providers, (ix) the acquisition of FSI, a specialty leasing company servicing the high technology, life sciences, health care and environmental technology industries and (x) the pending sale of the Company's Manufacturer & Dealer Services business as described under "Prospectus Summary -- Recent Developments."

     The Company seeks to achieve superior financial performance on a consistent basis by adhering to certain fundamental principles in managing its commercial finance business:

     - Niche Focus. The Company seeks to compete in industry or market niches in which its expertise in evaluating the creditworthiness of prospective customers and its ability to provide value-added services enables the Company to differentiate itself from its competitors and command loan pricing which provides a satisfactory spread over the Company's borrowing costs. The Company generally avoids competing solely on the basis of the interest rate or fees charged to the customer for the Company's loan products and services. The Company makes a determination of return on equity for each new financing transaction which it funds. The determination of the expected return on equity on any one transaction takes into account loan origination and administration costs, historical write-off experience in each of the Company's business segments, overhead allocations, the size and expected term of the financing and the effective tax rate.

     - Maintenance of Asset Quality. The Company seeks to maintain a high quality loan portfolio and to minimize nonearning assets and write-offs by using clearly defined underwriting criteria for each of the Company's business segments, a stringent underwriting process and limited delegation of credit authority. In addition, the Company actively manages its portfolio by diversifying its financing activities geographically and among a range of industries, customers and loan products. Because of the diversity of the Company's portfolio, the Company believes it is better able to manage competitive changes in its markets and to withstand the impact of deteriorating economic conditions on a regional or national basis.

     - Asset/Liability Management. The Company seeks to maintain a match-funded position in its financing transactions and borrowings so as to minimize exposure to changing interest rates. The Company generally follows a policy of funding floating rate assets with floating rate borrowings and funding fixed rate assets with fixed rate debt, deferred tax liabilities and with its equity capital. Substantially all of the Company's floating rate assets are priced using the prime rate, which is set by major U.S. banks, while its floating rate debt is generally priced using LIBOR, which is dictated by market conditions. From time to time, the Company hedges against a contraction in favorable spreads between prime and LIBOR. Management believes that the Company's results of operations should not be materially affected by changing interest rates because of its asset/liability management policies.

     - Cost Controls. The Company actively attempts to maximize employee productivity and to manage selling, administrative and other operating expenses actively so as to optimize earnings and to enhance its competitive position. Management believes its operating costs are lower than many of its competitors when viewed either as a percentage of total assets or as a percentage of net interest margins earned. As a result, while certain of the Company's larger competitors may enjoy a lower cost of funds, management believes that advantage is often offset, at least in part, by the Company's lower operating costs.

     - Acquisitions. Management considers selective acquisitions which complement the Company's core commercial finance businesses to be an element in its overall business strategy. Acquisitions permit the Company to secure a presence in a particular industry or market niche quickly while simultaneously giving the Company a seasoned loan portfolio, experienced management and an existing loan origination, underwriting and administrative infrastructure. The Company does not anticipate making any significant acquisitions during the balance of 1996. However, management will consider appropriate opportunities as they arise, and acquisitions are expected to continue to represent one component of the Company's longer-term growth strategy.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, Fleet National Bank, will act as Indenture Trustee for the Preferred Securities under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of certain terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     The Preferred Securities will be issued in fully registered form without interest coupons. Bearer Preferred Securities will not be issued.

     The Declaration authorizes the Regular Trustees to issue the Trust Securities on behalf of the Trust. The Preferred Securities represent undivided beneficial ownership interests in the assets of the Trust and entitle the holders thereof to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities, as well as other benefits as described in the Declaration.

     All of the Common Securities will be owned, directly or indirectly, by the Company. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of Preferred Securities. See "-- Subordination of Common Securities." Title to the Convertible Debentures will be held by the Property Trustee for the benefit of the holders of the Trust Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by the Company to the extent described under "Description of the Guarantee." The Guarantee will be held by Fleet National Bank, the Guarantee Trustee, for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions. In such event, the remedy of a holder of Preferred Securities is to (i) vote to direct the Property Trustee to enforce the Property Trustee's rights under the Convertible Debentures or (ii) if the failure of the Trust to pay distributions is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures, to institute a proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. See "-- Voting Rights."

DISTRIBUTIONS


     Distributions on Preferred Securities will be fixed at a rate per annum of % of the stated liquidation amount of $50 per Preferred Security.
Distributions in arrears for more than one quarter will bear interest thereon at
a rate per annum of      % thereof compounded quarterly. The term "distribution"
as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any full quarterly distribution period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full quarterly distribution period, will be computed on the basis of the actual number of days elapsed.



     Distributions on the Preferred Securities will be cumulative, will accrue from the Original Issue Date and will be payable quarterly in arrears on each March 31, June 30, September 30 and December 31, commencing December 31, 1996, when, as and if available for payment, by the Property Trustee, except as otherwise described below. The Company has the right under the Indenture to defer interest payments from time to time on the Convertible Debentures for successive periods not exceeding 20 consecutive quarterly interest periods during which no interest shall be due and payable; provided, that no such Extension Period may extend beyond the maturity date of the Convertible Debentures. As a consequence of such extension, quarterly distributions on the Preferred Securities would be deferred, although such distributions on the Preferred Securities would continue to accrue (with interest thereon, compounded quarterly at the distribution rate, to the extent permitted by applicable law). In the event that the Company exercises this right, then, during such Extension Period the Company has agreed
(a) not to declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock (or Common Stock equivalents) in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such contract is in effect or such security is outstanding at least 60 days prior to the commencement of such Extension Period), (ii) purchases of shares of Common Stock (or Common Stock equivalents) from officers or employees of the Company or its subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such purchases by the Company upon termination of employment or retirement shall be made at a price not to exceed the market value on the date of any such purchase and shall not exceed $7.5 million in the aggregate for all officers and employees), (iii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of Common Stock on Common Stock or (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (or make any guarantee payments with respect to the foregoing)), (b) not to make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) not to make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Convertible Debentures. See "Description of the Convertible Debentures -- Interest" and "Description of the Convertible Debentures -- Option to Extend Interest Payment Periods." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to the holders of record of Preferred Securities as they appear on the books and records of the Trust at the close of businesses on the record date next following the termination of such deferral period.


     Distributions on the Preferred Securities will be made to the extent that the Trust has funds available for the payment of such distributions in the Property Account. Amounts available to the Trust for distribution to the holders of the Preferred Securities will be limited to payments received by the Trust from the Company on the Convertible Debentures. See "Description of the Convertible Debentures." The payment of distributions out of funds held by the Trust is guaranteed by the Company to the extent set forth under "Description of the Guarantee."

     Because the Company is a holding company substantially all of whose operations are conducted through its subsidiaries, the ability of the Company to pay the principal of and interest on the Convertible Debentures, and therefore the ability of the Trust to pay distributions on the Preferred Securities, will depend in large part upon the ability of such subsidiaries to provide funds to the Company. The ability of certain subsidiaries to provide funds to the Company is subject to contractual and other limitations, is contingent upon the results of operations and financial condition of such subsidiaries, and is subject to various other business considerations. See "Risk Factors -- Holding Company Structure" and "-- Ranking of Subordinate Obligations Under the Guarantee and Convertible Debentures."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust at the close of business on the relevant record dates, which, so long as the Preferred Securities remain solely in book-entry form, will be one Business Day prior to the relevant payment dates. In the event that the Preferred Securities do not continue to remain solely in book-entry form, the record date for each distribution shall be the day 15 calendar days prior to the relevant payment date; provided that, if such record date does not conform to the rules of any securities exchange on which the Preferred Securities are then listed, such record date shall be changed by the Trust to conform to the rules of such securities exchange. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below. In the event that any date on which distributions are payable on the Preferred Securities is not a Business Day, payment of the distribution payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in The City of New York or in Wilmington, Delaware are authorized or required by law to close.


CONVERSION RIGHTS


     General. Preferred Securities will be convertible at any time prior to the earlier of (i) 5:00 p.m. (New York City time) on the Business Day immediately preceding the date of repayment of such Preferred Securities, whether at maturity or upon redemption, and (ii) 5:00 p.m. (New York City time) on the Conversion Termination Date (if any), at the option of the holders thereof and in the manner described below, into shares of Common Stock at the conversion rate set forth on the cover page of this Prospectus, subject to adjustment as described under "-- Conversion Price Adjustments" below. The Trust will covenant in the Declaration not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Property Trustee, as conversion agent (the "Conversion Agent") by a holder of Preferred Securities.


     A holder of a Preferred Security wishing to exercise its conversion right shall deliver an irrevocable conversion notice, together, if the Preferred Security is a Certificated Preferred Security, with such Certificated Preferred Security, to the Conversion Agent which shall, on behalf of such holder, exchange such Preferred Security for an equivalent amount of the Convertible Debentures and immediately convert such Convertible Debentures into Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. So long as a book-entry system for the Preferred Securities is in effect, however, procedures for converting book-entry Preferred Securities into shares of Common Stock will differ, as described under "-- Book-Entry Only Issuance -- The Depository Trust Company."


     Holders of Preferred Securities at the close of business on a distribution record date will be entitled to receive the distribution payable on such Preferred Securities on the corresponding distribution payment date notwithstanding the conversion of such Preferred Securities following such distribution record date but prior to such distribution payment date. Except as provided in the immediately preceding sentence, neither the Trust nor the Company will make, or be required to make, any payment, allowance or adjustment for accumulated and unpaid distributions, whether or not in arrears, on converted Preferred Securities; provided, however, that if notice of redemption of Preferred Securities is mailed or otherwise given to holders of Preferred Securities or the Trust issues a press release announcing a Conversion Termination Date, then, if any holder of Preferred Securities converts any Preferred Securities into Common Stock on any date on or after the date on which such notice of redemption is mailed or otherwise given or the date of such press release, as the case may be, and if such date of conversion falls on any day from and including the first day of an Extension Period through and including the record date for the payment of the distributions on the Preferred Securities which have been deferred as a result of such Extension Period, such holder shall be entitled to receive all accrued and unpaid distributions on such Preferred Securities (plus interest thereon, if any) to the most recent distribution payment date prior to the date of such conversion, whether or not such distribution payment date falls in such Extension Period (or, if the date of such conversion is (i) during any Extension Period, (ii) on or prior to a distribution payment date as to which the payment of distributions is to be deferred as a result of such Extension Period and (iii) after the distribution record date for the distribution payment date referred to in clause
(ii) of this sentence, all accrued and unpaid distributions on such Preferred Securities (plus interest thereon, if any) to such distribution payment date). See "Description of the Convertible Debentures -- Redemption," and "Description of Preferred Securities -- Conversion Rights." The Company will make no payment or allowance for distributions on the shares of Common Stock issued upon such conversion, except to the extent that such shares of Common Stock are held of record on the record date for any such distributions. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which the related conversion notice was received by the Conversion Agent.


     No fractional shares of Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the last reported sale price of Common Stock on the date such Preferred Securities are surrendered for conversion.

     Until the Rights Distribution Date (as defined below under "Description of Capital Stock -- Shareholder Rights Plan") or the earlier expiration, exchange or redemption of the Rights (as defined under such caption), one Right will be issued with each share of Common Stock issued upon conversion of the Preferred Securities. See "Description of Capital Stock -- Shareholder Rights Plan."

     Conversion Price Adjustments -- General. The conversion price is subject to adjustment in certain events, including (a) the issuance of shares of Common Stock as a dividend or a distribution with respect to Common Stock, (b) subdivisions, combinations and reclassification of Common Stock, (c) the issuance to all holders of Common Stock of rights or warrants entitling them (for a period not exceeding 45 days) to subscribe for or purchase shares of Common Stock at less than the then Current Market Price (as defined below) of the Common Stock, (d) the distribution to all holders of Common Stock of evidences of indebtedness, capital stock, cash or assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above and dividends and distributions paid exclusively in cash), (e) the payment of dividends (and other distributions) on Common Stock paid exclusively in cash, excluding cash dividends if the annualized per share amount thereof does not exceed 15% of the Current Market Price of Common Stock as of the trading day immediately preceding the date of declaration of such dividend, and (f) payment to holders of Common Stock in respect of a tender or exchange offer (other than an odd-lot offer) by the Company for Common Stock at a price in excess of 110% of the then Current Market Price of Common Stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     "Current Market Price" means the average of the daily Closing Prices (as defined below) for the five consecutive trading days selected by the Company commencing not more than 20 trading days before, and ending not later than, the earlier of the day in question or, if applicable, the day before the "ex" date with respect to the issuance or distribution in question.

     The Company from time to time may reduce the conversion price of the Convertible Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by the Company for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations -- Adjustment of Conversion Price."

     No adjustment of the conversion price will be made upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of Common Stock under any such plan. No adjustment of the conversion price will be made upon the issuance of Rights pursuant to the Rights Agreement (as defined herein) or upon the issuance of similar rights issued under any analogous successor shareholder rights plan. No adjustment in the conversion price will be required unless adjustment would require a change of at least one percent (1%) in the price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made with respect to that action and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Preferred Securities.

     Conversion Price Adjustment -- Merger, Consolidation or Sale of Assets of the Company. In the event that the Company shall be a party to any transaction (including, without limitation, and with certain exceptions, (a) a recapitalization or reclassification of the Common Stock, (b) consolidation of the Company with, or merger of the Company into, any other person, or any merger of another person into the Company, (c) any sale, transfer or lease of all or substantially all of the assets of the Company or (d) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property (each of the foregoing being referred to as a "Transaction"), then the holders of Preferred Securities then outstanding shall have the right to convert the Preferred Securities into the kind and amount of securities, cash or other property receivable upon the consummation of such Transaction by a holder of the number of shares of Common Stock issuable upon conversion of such Preferred Securities immediately prior to such Transaction.

     In the case of a Transaction, each Preferred Security would become convertible into the securities, cash or property receivable by a holder of the number of shares of the Common Stock into which such Preferred Security was convertible immediately prior to such Transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the Preferred Securities in the future. For example, if the Company were acquired in a cash merger, each Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of the Company and other factors.

     Conversion price adjustments or omissions in making such adjustments may, under certain circumstances, be deemed to be distributions that could be taxable as dividends to holders of Preferred Securities or to the holders of Common Stock. See "Certain Federal Income Tax Considerations."


     Termination of Conversion Rights.  On and after           , 1999, and
provided the Trust is current in the payment of distributions on the Preferred Securities (except to the extent that the payment of distributions may have been duly deferred as the result of an Extension Period), the Company may, at its option, terminate the right to convert the Convertible Debentures into Common Stock, in which case the right to convert the Preferred Securities into Common Stock will likewise terminate. The Company may exercise this option only if for at least 20 trading days within any period of 30 consecutive trading days ending
on or after             , 1999, including the last trading day of such period,
the Closing Price of the Common Stock exceeds 120% of the then applicable conversion price of the Preferred Securities. To exercise this conversion termination option, the Company must cause the Trust to issue a press release for publication on the Dow Jones News Service or on a comparable news service announcing the Conversion Termination Date prior to the opening of business on the second trading day after a period in which the condition in the preceding sentence has been met, but in no event may such press release be issued prior to
          , 1999. The press release shall announce the Conversion Termination Date and provide the current conversion price and the Closing Price of the Preferred Securities and the Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release.



     Notice of the termination of conversion rights will be given by first-class mail to the holders of the Preferred Securities not more than four Business Days after the Trust issues the press release. The "Conversion Termination Date" will be a Business Day selected by the Company not less than 30 nor more than 60 days after the date on which the Trust issues the press release announcing its intention to terminate conversion rights of Preferred Security holders. In the event that the Company exercises its conversion termination option, conversion rights will expire at 5:00 p.m. (New York City time) on the Conversion Termination Date. In the event the Company has not exercised its conversion termination option and the Preferred Securities are otherwise called for redemption, the Preferred Securities will be convertible at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the date of such redemption.

     "Closing Price" of any security on any day means the last reported sale price, regular way, on such day or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Tape, or, if such security is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted to trading, or if such security is not listed or admitted to trading on a national securities exchange, on the National Market System of the National Association of Securities Dealers, Inc. or, if such security is not quoted or admitted to trading on such quotation system, on the principal quotation system on which such security is listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company.

REDEMPTION


     The Preferred Securities have no stated maturity date but will be redeemed upon the repayment of the Convertible Debentures at their maturity or to the extent that the Convertible Debentures are redeemed or repaid upon acceleration.
The Convertible Debentures will mature on           , 2016. In addition, in the
event that, at any time after the Conversion Termination Date (if any), the number of outstanding Preferred Securities is less than 10% of the number of Preferred Securities originally issued (including any Preferred Securities issued upon exercise of the Underwriters' over-allotment option), the Company shall have the right, at its option, to redeem the Convertible Debentures, in whole but not in part, at the Redemption Price. The Convertible Debentures are also redeemable by the Company at its option, in whole but not in part, under certain circumstances upon the occurrence of a Tax Event at the Redemption Price. Upon the repayment of Convertible Debentures, whether at maturity or upon redemption or acceleration, the Trust must redeem the Trust Securities at the Redemption Price; provided that holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Convertible Debentures -- Redemption."


SPECIAL EVENT REDEMPTION OR DISTRIBUTION

     If, at any time, a Tax Event or an Investment Company Event shall occur and be continuing, the Trust shall, unless the Convertible Debentures are redeemed in the limited circumstances described below, be dissolved with the result that, after satisfaction of creditors, if any, of the Trust, Convertible Debentures with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as, the Preferred Securities and the Common Securities outstanding at such time would be distributed on a pro rata basis to the holders of the Preferred Securities and the Common Securities in liquidation of such holders' interests in the Trust, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Preferred Securities will not recognize any income, gain or loss for Federal income tax purposes as a result of such dissolution and distribution of Convertible Debentures; and, provided, further, that if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material cost, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) the Regular Trustees have received an opinion (a "Redemption Tax Opinion") of nationally recognized independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that the Company would be precluded from deducting the interest on the Convertible Debentures for Federal income tax purposes even if the Convertible Debentures were distributed to the holders of Preferred Securities and Common Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered to the Trust, the Company shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Convertible Debentures, in whole but not in part for cash, within 90 days following the occurrence of such Tax Event, and promptly following such redemption, the Preferred Securities and Common Securities will be redeemed by the Trust at the Redemption Price; provided, however, that if at the time there is available to the Company or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which in the sole judgment of the Company has or will cause no adverse effect on the Trust, the Company or the holders of the Trust Securities and will involve no material costs, the Company or the Trust will pursue such measure in lieu of redemption.

     "Tax Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case, on or after the date of this Prospectus (collectively, a "Change in Tax Law"), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to federal income tax with respect to interest accrued or received on the Convertible Debentures, (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges or (iii) interest payable by the Company to the Trust on the Convertible Debentures is not, or within 90 days of the date thereof will not be, deductible by the Company for Federal income tax purposes.

     "Investment Company Event" means that the Regular Trustees shall have received an opinion of nationally recognized independent counsel experienced in practice under the Investment Company Act of 1940, as amended (the "1940 Act"), that as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.


     On the date fixed for any distribution of Convertible Debentures upon dissolution of the Trust, (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of the Preferred Securities held in book-entry form, will receive a registered global certificate or certificates representing the Convertible Debentures to be delivered upon such distribution and (iii) any certificates representing Preferred Securities not held by DTC or its nominee will be deemed to represent beneficial interests in Convertible Debentures having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, with accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record dates for payment as, such Preferred Securities until such certificates are presented to the Company or its agent for transfer or reissuance.


     There can be no assurance as to the market price for either the Preferred Securities or the Convertible Debentures which may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Convertible Debentures, which an investor may subsequently receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. If the Convertible Debentures are distributed to the holders of the Preferred Securities, the Company will use its best efforts to cause the Convertible Debentures to be listed on the NYSE or on any such other national securities exchange or similar organization as the Preferred Securities are then listed or quoted.

REDEMPTION PROCEDURES

     If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), and if the Company has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Convertible Debentures, then, by 12:00 noon, New York time, on the redemption date, the Trust will irrevocably deposit with DTC funds sufficient to pay the Redemption Price of all Global Preferred Securities and will give DTC irrevocable instructions and authority to pay the Redemption Price in respect of the Global Preferred Securities (see "Book-Entry Only Issuance -- The Depository Trust Company"), and, in the event that the Preferred Securities are not solely in book-entry form, the Trust will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the Redemption Price in respect of any Certificated Preferred Securities and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of Certificated Preferred Securities upon surrender of their certificates. If notice of redemption shall have been given and funds are deposited as required, then upon the date of such deposit all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee described under "Description of the Guarantee," distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), the Company or its subsidiaries may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the amount payable upon redemption of, the Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of the Trust Securities; provided, however, that, if on any distribution date or redemption date a Declaration Event of Default shall have occurred and be continuing, no payment of any distribution on, or amount payable upon redemption of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of any Common Security shall be made unless payment in full in cash of all accumulated and unpaid distributions on all outstanding Preferred Securities for all distribution periods terminating on or prior thereto, or in the case of payment of the amount payable upon redemption of the Preferred Securities, the full Redemption Price in respect of all outstanding Preferred Securities shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or the amount payable upon redemption of, Preferred Securities then due and payable.

     In the case of any Declaration Event of Default, the holder of Common Securities will be deemed to have waived any such Declaration Event of Default until all such Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not the holder of the

Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act in accordance with the terms of the Preferred Securities and the Common Securities.


LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Preferred Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Convertible Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, with accrued and unpaid interest equal to accrued and unpaid distributions on, and having the same record date for payment as, the Preferred Securities have been distributed on a pro rata basis to the holders of the Preferred Securities.

     If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities with regard to such distributions.


     Pursuant to the Declaration, the Trust shall terminate (i) on November 1, 2021, the expiration of the term of the Trust, (ii) upon the bankruptcy of the Company or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or the equivalent with respect to the Company or the holder of the Common Securities, the filing of a certificate of cancellation with respect to the Trust after having obtained the consent of at least a majority in liquidation amount of the Trust Securities, voting together as a single class, to file such certificate of cancellation, or the revocation of the charter of the Company or the holder of the Common Securities and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of all of the Convertible Debentures upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the Company or the Trust or the holder of the Common Securities, (vi) upon conversion of all of the outstanding Preferred Securities into Common Stock in accordance with the provisions of the Declaration, or (vii) upon the redemption of all the Trust Securities.


MERGER, CONSOLIDATION OR AMALGAMATION OF THE TRUST


     The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety, to any corporation or other entity, except as described below. The Trust may, with the consent of the Regular Trustees or, if there are more than two, a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, the Property Trustee or the Delaware Trustee consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State of the United States; provided, that (i) if the Trust is not the survivor, such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Preferred Securities rank with respect to distributions, assets and payments upon liquidation, redemption and otherwise, (ii) the Company expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Convertible Debentures,
(iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the Preferred Securities are then listed or quoted, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Preferred

Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity),
(vi) such successor entity has a purpose substantially identical to that of the Trust, (vii) the Company guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, and (viii) prior to such merger, consolidation, amalgamation or replacement, the Company has received an opinion of a nationally recognized counsel to the Trust reasonably acceptable to the Property Trustee experienced in such matters to the effect that: (A) such merger, consolidation, amalgamation or replacement will not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (C) following such merger, consolidation, amalgamation or replacement, the Trust (or such successor trust) will be treated as a grantor trust for United States Federal income tax purposes. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified as other than a grantor trust for federal income tax purposes.


DECLARATION EVENTS OF DEFAULT

     An event of default under the Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided, that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration and, therefore, the Indenture.

     If the Property Trustee fails to enforce its rights under the Convertible Debentures after a holder of Preferred Securities has made a written request, such holder of record of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee as the sole holder of the Convertible Debentures will have the right under the Indenture to declare the principal of and interest on the Convertible Debentures to be immediately due and payable. The Company and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

VOTING RIGHTS

     Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of the Guarantee -- Amendments and Assignment," and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.


     Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Convertible Debentures, to (i) exercise the remedies available to it under the Indenture as holder of the Convertible Debentures, (ii) waive any past Indenture Event of Default that is waiveable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Convertible Debentures shall be due and payable or
(iv) consent to any amendment, modification or termination of the Indenture or the Convertible Debentures where such consent shall be required; provided, however, that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Convertible Debentures affected thereby, only the holders of the percentage of the aggregate stated liquidation amount of the Preferred Securities which is at least equal to the percentage required under the Indenture may direct the Property Trustee to give such consent or take such action. If the Property Trustee fails to enforce its rights under the Convertible Debentures after a holder of record of Preferred Securities has made a written request, such holder of record of Preferred Securities may directly institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may directly institute a proceeding for enforcement of payment to such holder of the principal of or interest on the Convertible Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Convertible Debentures. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Indenture Trustee with respect to the Convertible Debentures. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall be under no obligation to take any of the actions described in clause (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that as a result of such action, the Trust will not fail to be classified as a grantor trust for federal income tax purposes and each holder will be treated as owning an undivided beneficial interest in the Convertible Debentures.


     In the event the consent of the Property Trustee, as the holder of the Convertible Debentures, is required under the Indenture with respect to any amendment, modification or termination of the Indenture or the Convertible Debentures, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of the Convertible Debentures, the Property Trustee may only give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities. The Property Trustee shall be under no obligation to take any such action in accordance with the direction of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of tax counsel to the effect that for the purposes of United States Federal income tax the Trust will not be classified as other than a grantor trust.

     A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Preferred Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Convertible Debentures in accordance with the Declaration.


     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by the Company or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, the Company, shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Global Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

     Holders of the Preferred Securities will have no right to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by the Company as the indirect or direct holder of all of the Common Securities.

MODIFICATION OF THE DECLARATION


     The Declaration may be modified and amended if approved by the Regular Trustees or, if there are more than two Regular Trustees, a majority of the Regular Trustees (and in certain circumstances the Property Trustee and the Delaware Trustee), provided, that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least a majority in liquidation amount of the Trust Securities affected thereby, voting together as a single class; provided, that if any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of a majority in liquidation amount of such class of Securities.


     Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States Federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The Depository Trust Company ("DTC") will act as securities depository for the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee), except under the limited circumstances described below. One or more fully-registered Global Preferred Securities certificates, representing the total aggregate number of Preferred Securities, will be issued and will be deposited with DTC.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Preferred Securities.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Preferred Securities within the DTC system must be made by or through Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written conformations providing details of the transactions, as well as periodic statements of their holdings, from the Participants or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Preferred Security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented thereby for all purposes under the Declaration and the Preferred Securities. No beneficial owner of an interest in a Global Preferred Security will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Declaration.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Preferred Securities (including the presentation of Preferred Securities for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Preferred Securities are credited and only in respect of such portion of the aggregate liquidation amount of Preferred Securities as to which such Participant or Participants has or have given such direction. However, if there is a Declaration Event of Default under the Preferred Securities, DTC will exchange the Global Preferred Securities for Certificated Preferred Securities which it will distribute to its Participants.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices in respect of the Global Preferred Securities will be sent to Cede & Co.

     Although voting rights with respect to the Preferred Securities are limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Distributions on the Global Preferred Securities will be made to DTC in immediately available funds. DTC's practice is to credit Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participants and Indirect Participants and not of DTC, the Trust or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Participants and Indirect Participants.

     Except as provided herein, a Beneficial Owner of an interest in a Global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.


     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Preferred Securities among Participants, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the Trust nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants under the rules and procedures governing DTC. DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving notice to the Trust. In the event that (i) DTC notifies the Trust that it is unwilling or unable to continue as a depositary for the Global Preferred Securities or if at any time DTC ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, and no successor depositary shall have been appointed within 90 days of such notification or of the Trust become aware of DTC's ceasing to be so registered, as the case may be, (ii) the Trust (with the consent of the Company) in its sole discretion determines that the Global Preferred Securities shall be exchanged for definitive Preferred Securities or
(iii) there shall have occurred and be continuing a Declaration Event of Default, certificates for the Preferred Securities will be printed and delivered in exchange for interests in the Global Preferred Security and the Company will appoint a paying agent with respect to the Preferred Securities.


PAYMENT AND PAYING AGENCY

     Payments in respect of the Global Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, in the case of Certificated Preferred Securities (if any), such payments shall be made by check mailed to the address of the holders entitled thereto as such address shall appear on the Register (except that payments due upon redemption of Certificated Preferred Securities shall be made against surrender of such Certificated Preferred Securities at the office of the Paying Agent). The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Issuer Trustees. In the event that Fleet National Bank shall no longer be the Paying Agent, the Regular Trustees shall appoint a successor to act as Paying Agent (which shall be a bank or trust company).

REGISTRAR, TRANSFER AGENT, PAYING AGENT AND CONVERSION AGENT

     The Property Trustee will initially act as Registrar, Transfer Agent, Paying Agent and Conversion Agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or the Company may require) in respect of any tax or other government charges which may be imposed in relation to it.

     The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     Fleet National Bank, the Property Trustee, is a participant in FINOVA Capital's credit facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, certain of the Company's subsidiaries maintain deposit accounts and conduct other banking transactions with Fleet National Bank or its affiliates in the ordinary course of their business. The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The holders of Preferred Securities will not be required to offer such indemnity in the event such holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

     The Regular Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized as other than a grantor trust for Federal income tax purposes so that the Convertible Debentures will be treated as indebtedness of the Company for Federal income tax purposes. In this connection, the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Declaration that the Regular Trustees determine in their discretion to be necessary or desirable for such purposes as long as such action does not adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive rights.

                          DESCRIPTION OF THE GUARANTEE

     Set forth below is a summary of certain terms of the Guarantee which will be executed and delivered by the Company for the benefit of the holders from time to time of Preferred Securities. The following summary of certain terms of the Guarantee does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Guarantee, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Guarantee incorporates by reference the terms of the Trust Indenture Act. The Guarantee will be qualified under the Trust Indenture Act. Fleet National Bank, as the Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

     Pursuant to and to the extent set forth in the Guarantee, the Company will irrevocably and unconditionally agree to pay in full to the holders of the Preferred Securities (except to the extent paid by such Trust), as and when due, regardless of any defense, right of set off or counterclaim which the Trust may have or assert, the following payments (the "Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities to the extent the Trust has funds available therefor, (ii) the Redemption Price, with respect to any Preferred Securities called for redemption by the Trust, to the extent the Trust has funds available therefor and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Convertible Debentures to the holders of Preferred Securities or the redemption of all the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities upon the liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the obligations of the Company under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable on the Convertible Debentures, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, a holder of the Preferred Securities would be required to rely on the enforcement (1) by the Property Trustee of its rights, as registered holder of the Convertible Debentures, against the Company pursuant to the terms of the Convertible Debentures or (2) by such holder of Preferred Securities of its right against the Company to enforce payments on Convertible Debentures. See "Description of the Convertible Debentures." The Declaration provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Indenture.

     The Guarantee will be a guarantee on a subordinated basis with respect to the Preferred Securities from the time of issuance of such Preferred Securities but will not apply to any payment of distributions or Redemption Price, or to payments upon the dissolution, winding-up or termination of the Trust, except to the extent the Trust shall have funds available therefor. If the Company does not make interest payments on the Convertible Debentures, the Trust will not pay distributions on the Preferred Securities and will not have funds available therefor. See "Description of the Convertible Debentures." The Guarantee, when taken together with the Company's obligations under the Convertible Debentures, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by the Trust.

     The Company has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Declaration Event of

Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company has covenanted that, so long as any Preferred Securities remain outstanding, if (i) there shall have occurred and be continuing any event that constitutes or, with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such period, or any extension thereof, shall be continuing, then the Company
(a) shall not declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock (or Common Stock equivalents) in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Common Stock (or Common Stock equivalents) (provided that such contract is in effect or such security is outstanding at least 60 days prior to the commencement of such Extension Period), (ii) purchases of shares of Common Stock (or Common Stock equivalents) from officers or employees of the Company or its subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such purchases by the Company upon termination of employment or retirement shall be made at a price not to exceed the market value on the date of any such purchase and shall not exceed $7.5 million in the aggregate for all officers and employees), (iii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of Common Stock on Common Stock or (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (or make any guarantee payments with respect to the foregoing)), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and
(c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     As part of the Guarantee, the Company will agree that it will honor all obligations described therein relating to the conversion of the Preferred Securities into Common Stock as described in "Description of the Preferred Securities -- Conversion Rights."

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount of all the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth under "Description of the Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding. Except in connection with any permitted merger or consolidation of the Company with or into another entity or any permitted sale, transfer or lease of the Company's assets to another entity as described under "Description of the Convertible Debentures -- Consolidation, Merger and Sale of Assets," the Company may not assign its rights or delegate its obligations under the Guarantee without the prior approval of the holders of at least a majority of the aggregate stated liquidation amount of the Preferred Securities then outstanding.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate as to each holder of Preferred Securities (i) upon full payment of the Redemption Price of all Preferred Securities; or (ii) upon distribution of the Convertible Debentures held by the Trust to the holders of the Preferred Securities; or (iii) upon liquidation of the Trust; or (iv) upon the distribution of Common Stock to such holder in respect of conversion of such holder's Preferred Securities into Common Stock, and will terminate completely upon full payment of the amounts payable in accordance with the Declaration. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sum paid under such Preferred Securities or such Guarantee.

STATUS OF THE GUARANTEE; SUBORDINATION

     The Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company except any liabilities that may be pari passu expressly by their terms, (ii) pari passu with the most senior preferred or preference stock issued from time to time by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock or preferred securities of any affiliate of the Company and
(iii) senior to the Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. See, also, "Risk Factors -- Holding Company Structure" and "-- Ranking of Subordinate Obligations Under the Guarantee and Convertible Debentures."

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may directly institute a legal proceeding against the Company to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, shall exercise the same degree of care as a prudent person would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

     See "Description of the Preferred Securities -- Information Concerning the Property Trustee" for information as to the relationship between the Guarantee Trustee and the Company.

GOVERNING LAW

     The Guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

                   DESCRIPTION OF THE CONVERTIBLE DEBENTURES

     Set forth below is a summary of certain terms of the Convertible Debentures in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. The following summary of certain terms of the Convertible Debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Indenture") between the Company and Fleet National Bank, as trustee (the "Indenture Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Certain capitalized terms used herein are defined in the Indenture.

     Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Convertible Debentures may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

     If the Convertible Debentures are distributed to the holders of Preferred Securities, the Company will use its best efforts to have the Convertible Debentures listed on the NYSE or on such other national securities exchange or similar organization on which the Preferred Securities are then listed or quoted.

GENERAL


     The Convertible Debentures will be issued as unsecured debt under the Indenture. The Convertible Debentures will be limited in aggregate principal amount to $103,092,800 million ($118,556,750 million if the Underwriters' over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the Common Securities.


     The Convertible Debentures are not subject to a sinking fund provision. The entire principal amount of the Convertible Debentures will become due and payable, together with any accrued and unpaid interest thereon, including Compounded Interest (as defined herein), if any, and Additional Interest (as
defined herein), if any, on           , 2016.

     The Convertible Debentures, if distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, will initially be issued in the same form as the Preferred Securities that such Convertible Debentures replace. See "-- Book-Entry and Settlement." Under certain limited circumstances, Convertible Debentures may be issued in certificated form ("Certificated Convertible Debentures") in exchange for Convertible Debentures in book-entry form ("Global Convertible Debentures"). In the event that Convertible Debentures are issued in certificated form, such Convertible Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on Global Convertible Debentures will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Convertible Debentures. In the event Convertible Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Convertible Debentures will be registrable and Convertible Debentures will be exchangeable for Convertible Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee in The City of New York; provided, that unless the Convertible Debentures are held by the Trust or any successor permissible under "Description of the Preferred Securities -- Merger, Consolidation or Amalgamation of the Trust," payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer to an account appropriately designated by the holder entitled thereto.

     There are no covenants or provisions in the Indenture that afford holders of Convertible Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

INTEREST


     Each Convertible Debenture will bear interest at the rate of           %
per annum from the Original Issue Date, payable quarterly in arrears on each March 31, June 30, September 30 and December 31 (each, an "Interest Payment Date"), commencing December 31, 1996, to the person in whose name such

Convertible Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event that the Convertible Debentures do not continue to remain solely in book-entry form, the record date for each payment of interest thereon shall be the day 15 calendar days prior to the relevant interest payment date; provided that, if such record date does not conform to the rules of any securities exchange on which the Convertible Debentures are then listed, if any, such record date shall be changed to conform to the rules of such securities exchange.


     The amount of interest payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the Convertible Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


OPTION TO EXTEND INTEREST PAYMENT PERIODS


     The Company shall have the right at any time during the term of the Convertible Debentures to defer interest payments from time to time by extending the interest payment period for successive periods not exceeding 20 consecutive quarters for each such period; provided, no Extension Period may extend beyond the maturity date of the Convertible Debentures. At the end of each Extension Period, the Company shall pay all interest then accrued and unpaid (including Additional Interest, if any) together with interest thereon, compounded quarterly at the interest rate borne by the Convertible Debentures, to the extent permitted by applicable law ("Compounded Interest"); provided, that during any Extension Period, the Company (a) shall not declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock (or Common Stock equivalents) in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such contract is in effect or such security is outstanding at least 60 days prior to the commencement of such Extension Period), (ii) purchases of shares of Common Stock (or Common Stock equivalents) from officers or employees of the Company or its subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such purchases by the Company upon termination of employment or retirement shall be made at a price not to exceed the market value on the date of any such purchase and shall not exceed $7.5 million in the aggregate for all officers and employees), (iii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of Common Stock on Common Stock or (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (or make any guarantee payments with respect to the foregoing)), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and (c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee). Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided that such Extension Period, together with all previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity date of the Convertible Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may select a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Convertible Debentures. If the Property Trustee shall be the sole holder of the Convertible Debentures, the Company shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period at least one Business Day prior to the earlier of (i) the date the distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the NYSE (or any applicable self-regulatory organization) or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than ten Business Days prior to such record date. The Company shall cause the Trust to give notice of the Company's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Convertible Debentures, the Company shall give the holders of the Convertible Debentures notice of its selection of such Extension Period at least ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date the Company is required to give notice to the NYSE (or any applicable self-regulatory organization) or to holders of the Convertible Debentures of the record or payment date of such related interest payment, but in any event not less than two Business Days prior to such record date.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain legislation (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations, with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer and that are issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William
V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam
M. Gibbons and Charles B. Rangel wrote letters to Treasury officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Debentures, it would not affect the Company's ability to deduct the interest payable on the Convertible Debentures because their maximum term will not exceed 20 years. There can be no assurance, however, that any proposed legislation enacted after the date hereof will not adversely affect the ability of the Company to deduct the interest payable on the Convertible Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

ADDITIONAL INTEREST

     If the Trust would be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or governmental charges been imposed.

CONVERSION OF THE CONVERTIBLE DEBENTURES


     Convertible Debentures will be convertible at any time prior to the earlier of (i) 5:00 p.m. (New York City time) on the Business Day immediately preceding the date of repayment of such Convertible Debentures, whether at maturity or upon redemption, and (ii) 5:00 p.m. (New York City time) on the Conversion Termination Date (if any), into Common Stock at the option of the holders of the Convertible Debentures at the conversion price set forth on the cover page of this Prospectus, subject to the conversion price adjustments described under "Description of the Preferred Securities -- Conversion Rights." The Trust will covenant not to convert Convertible Debentures held by it except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of a Preferred Security to the Conversion Agent for conversion, the Trust will distribute $50 principal amount of the Convertible Debentures to the Conversion Agent on behalf of the holder of the Preferred Security so converted, whereupon the Conversion Agent will convert such Convertible Debentures into Common Stock on behalf of such holder. The Company's delivery to the holders of the Convertible Debentures (through the Conversion Agent) of the fixed number of shares of Common Stock into which the Convertible Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Convertible Debentures so converted, and the accrued and unpaid interest thereon attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Convertible Debenture is converted after a record date for payment of interest, the interest payable on the related Interest Payment Date with respect to such Convertible Debenture shall be paid to the Trust (which will distribute such interest to the holder of such Convertible Debentures on the record date) or other holder of Convertible Debentures on the record date, as the case may be, despite such conversion; provided, further, that, if notice of redemption of Convertible Debentures is mailed or otherwise given to holders of Convertible Debentures or the Trust issues a press release announcing a Conversion Termination Date, then, if any holder of Convertible Debentures converts any Convertible Debentures into Common Stock on any date on or after the date on which such notice of redemption is mailed or otherwise given or the date of such press release, as the case may be, and if such date of conversion falls on any day from and including the first day of an Extension Period through and including the record date for the payment of the interest on the Convertible Debentures which has been deferred as a result of such Extension Period, such holder shall be entitled to receive all accrued and unpaid interest on such Convertible Debentures (including Additional Interest, if any, and Compounded Interest, if any) to the most recent Interest Payment Date prior to the date of such conversion, whether or not such Interest Payment Date falls in such Extension Period (or, if the date of such conversion is (i) during an Extension Period, (ii) on or prior to an Interest Payment Date as to which the payment of interest is to be deferred as a result of such Extension Period and (iii) after the record date for the Interest Payment Date referred to in clause (ii) of this sentence, all accrued and unpaid interest on such Convertible Debentures (including Additional Interest, if any, and Compounded Interest, if any) to such Interest Payment Date), which amount shall be simultaneously distributed to the holders of the Preferred Securities so that any holder of Preferred Securities who delivers such Preferred Securities for conversion under the circumstances and during the periods described above will be entitled to receive accumulated and unpaid distributions in a corresponding amount. See "Description of the Preferred Securities -- Conversion Rights" and "-- Redemption."


     On and after             , 1999, the Company may, at its option, terminate
the conversion rights of holders of the Convertible Debentures if (i) the Company is then current in the payment of interest on the Convertible Debentures (including Additional Interest and Compounded Interest, if any) (except to the extent that the payment of any such interest has been duly deferred as the result of an Extension Period) and (ii) for at least 20 trading days within any
period of 30 consecutive trading days ending on or after             , 1999,
including the last trading day of such period, the Closing Price of the Common Stock shall have exceeded 120% of the then applicable conversion price of the Convertible Debentures. In order to exercise this conversion termination option, the Company must cause the Trust to issue a press release for publication on the Dow Jones News Service or on a comparable news service announcing the Conversion Termination Date prior to the opening of business on the second trading after a period in which the condition in the preceding sentence has been met, but in no
event prior to             , 1999. The press release shall announce the
Conversion Termination Date and provide the current conversion price and the current market price of the Preferred Securities and the Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release. The Company is also required to give notice by first-class mail to holders of the Convertible Debentures in the manner provided for holders of Preferred Securities under "Description of the Preferred
Securities -- Conversion Rights -- Termination of Conversion Rights." The Conversion Termination Date will be a Business Day selected by the Company which is not less than 30 nor more than 60 calendar days after the date on which such press release is issued. In the event that the Company exercises its conversion termination option, conversion rights will expire at 5:00 p.m. (New York City time) on the Conversion Termination Date. In the event that the Company has not exercised its conversion termination option and the Convertible Debentures are otherwise called for redemption, the Convertible Debentures will be convertible at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the date of such redemption and in any other case at any time prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the stated maturity date of the Convertible Debentures.


REDEMPTION

     In the event that, at any time after any Conversion Termination Date (if any), the number of outstanding Preferred Securities is less than 10% of the number of Preferred Securities originally issued (including any Preferred Securities issued upon exercise of the Underwriters' over-allotment option), the Company may, at its option, redeem the Convertible Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any, and Compounded Interest, if any) to the date fixed for redemption. The Convertible Debentures also may be redeemed, at the option of the Company, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including Additional Interest, if any and Compounded Interest, if any) to the date fixed for redemption. Any redemption of Convertible Debentures shall be made on not less than 30 nor more than 60 days' notice to the holders of the Convertible Debentures. Upon the repayment of the Convertible Debentures, whether at maturity or upon redemption, the proceeds from such repayment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Convertible Debentures so repaid or redeemed at the Redemption Price.

SUBORDINATION

     The Indenture provides that the Convertible Debentures are subordinate and junior in right of payment to all existing and future Senior Indebtedness of the Company. No payment of principal of (including redemption payments, if any) or interest on the Convertible Debentures may be made if (i) any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist or (ii) the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. Upon any distribution of assets of the Company to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of the Convertible Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims related to all Senior Indebtedness of the Company then outstanding, the rights of the holders of the Convertible Debentures will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Convertible Debentures are paid in full.

     The Indenture does not limit the amount of indebtedness, including Senior Indebtedness, which may be incurred by the Company. At September 30, 1996, the Company had no Senior Indebtedness outstanding.

     The term "Senior Indebtedness" shall mean, with respect to the Company: (i) the principal, premium, if any, and interest in respect of (A) indebtedness of such obligor for money borrowed and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by such obligor, (ii) all capital lease obligations of such obligor, (iii) all obligations of such obligor issued or assumed as the deferred purchase price of property, all conditional sale obligations of such obligor and all obligations of such obligor under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction, (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which such obligor is responsible or liable as obligor, guarantor or otherwise, and
(vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of such obligor (whether or not such obligation is assumed by such obligor), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Convertible Debentures and (2) any indebtedness between or among such obligor or its affiliates, including all other debt securities and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership, limited liability company or other entity affiliated with the Company that is a financing vehicle of the Company (a "financing entity") in connection with the issuance by such financing entity of preferred securities or other securities that rank, or the Company's guarantee of which ranks, pari passu with, or junior to, the Preferred Securities or the Guarantee, respectively. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     In addition, the Company is a holding company which conducts substantially all of its operations through subsidiaries. As a result, the obligations of the Company under the Convertible Debentures are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of the Company's subsidiaries. At September 30, 1996, the indebtedness and other liabilities of such subsidiaries aggregated approximately $6.73 billion. See "Risk Factors -- Holding Company Structure."

CERTAIN COVENANTS

     In the Indenture, the Company has covenanted that, so long as any Convertible Debentures are outstanding, if (i) there shall have occurred and be continuing any event that constitutes or, with the giving of notice or the lapse of time or both, would constitute an Indenture Event of Default, (ii) the Company shall be in default with respect to its payment of any obligations under the Guarantee, or (iii) the Company has exercised its option to defer interest payments on the Convertible Debentures by extending the interest payment period and such period, or any extension thereof, shall be continuing, then the Company
(a) shall not declare or pay dividends on, or make a distribution with respect to, or redeem or purchase or acquire, or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock (or Common Stock equivalents) in connection with the satisfaction by the Company of its obligations under any employee benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security requiring the Company to purchase shares of the Common Stock (or Common Stock equivalents) (provided that such contract is in effect or such security is outstanding at least 60 days prior to the commencement of such Extension Period), (ii) purchases of shares of Common Stock (or Common Stock equivalents) from officers or employees of the Company or its subsidiaries upon termination of employment or retirement not pursuant to any obligation under any contract or security requiring the Company to purchase shares of Common Stock (or Common Stock equivalents) (provided that such purchases by the Company upon termination of employment or retirement shall be made at a price not to exceed the market value on the date of any such purchase and shall not exceed $7.5 million in the aggregate for all officers and employees), (iii) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (iv) dividends or distributions of shares of Common Stock on Common Stock or (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged (or make any guarantee payments with respect to the foregoing)), (b) shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company that rank pari passu with or junior to the Convertible Debentures and
(c) shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Guarantee).

     The Company will covenant (i) to maintain 100% ownership, directly or indirectly, of the Common Securities of the Trust; provided however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of such Common Securities, (ii) to use its reasonable efforts to cause the Trust (x) to remain a statutory business trust, except in connection with the distribution of Convertible Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (y) to otherwise continue to be classified as a grantor trust for United States Federal income tax purposes and
(iii) to use its reasonable efforts to cause each holder of Trust Securities to be treated as owning an undivided beneficial interest in the Convertible Debentures.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its assets as an entirety or substantially as an entirety unless (a) if the Company is not the survivor, the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of and interest (including Additional Interest and Compounded Interest, if any) on all Convertible Debentures issued thereunder and the performance of every other covenant of the Indenture on the part of the Company and (b) immediately thereafter no Indenture Event of Default and no event which, after notice or lapse of time, or both, would become an Indenture Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, conveyance, transfer or lease, the successor corporation shall succeed to and be substituted for the Company under the Indenture and thereafter (except in the case of a lease) the predecessor corporation shall be relieved of all obligations and covenants under the Indenture and the Convertible Debentures.

BOOK-ENTRY AND SETTLEMENT

     If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Convertible Debentures will be issued in the same form as the Preferred Securities which such Convertible Debentures replace. Any Global Preferred Security will be replaced by one or more Global Convertible Debentures registered in the name of the depositary or its nominee. Except under the limited circumstances described below, the Global Convertible Debentures will not be exchangeable for, and will not otherwise be issuable as, Certificated Convertible Debentures. The Global Convertible Debentures described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Convertible Debenture.

     Except as provided below, owners of beneficial interests in such a Global Convertible Debenture will not be entitled to receive physical delivery of Convertible Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Convertible Debenture shall be exchangeable, except for another Global Convertible Debenture of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of DTC or, if such person is not a Participant, on the procedures of the Participant and, if applicable, Indirect Participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

THE DEPOSITARY

     If Convertible Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust and a Global Convertible Debenture is issued, DTC will act as securities depositary for such Global Convertible Debenture. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Preferred
Securities -- Book-Entry Only Issuance -- The Depository Trust Company." As of the date of this Prospectus, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Convertible Debentures held by DTC. The Company may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Convertible Debentures.

     None of the Company, the Trust, the Indenture Trustee, any paying agent and any other agent of the Company or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Convertible Debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES


     A Global Convertible Debenture shall be exchangeable for Certificated Convertible Debentures registered in the names of persons other than DTC or any successor depositary (each, a "Depositary") or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for the Global Convertible Debentures or if at any time the Depositary ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, and no successor Depositary shall have been appointed within 90 days of such notification or of the Company becoming aware of the Depositary's ceasing to be so registered, as the case may be, (ii) the Company in its sole discretion determines that the Global Convertible Debentures shall be exchanged for Certificated Convertible Debentures or (iii) there shall have occurred and be continuing an Indenture Event of Default. Any Global Convertible Debenture that is exchangeable pursuant to the preceding sentence shall be exchangeable for Certificated Convertible Debentures registered in such names as the Depositary shall direct. It is expected that such instructions will be based upon directions received by the Depositary from its Participants with respect to ownership of beneficial interests in such Global Convertible Debenture.


EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Indenture Event of Default" with respect to the Convertible Debentures: (i) failure for 30 days to pay interest on any Convertible Debentures, including any Additional Interest and Compounded Interest in respect thereof, when due, provided that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Additional Interest and Compounded Interest) for this purpose; or (ii) failure to pay principal of any Convertible Debentures when due, whether at maturity, upon redemption, by declaration or otherwise; or
(iii) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice to the Company by the Indenture Trustee or by the holders of not less than 25% in aggregate outstanding principal amount of the Convertible Debentures; or (iv) failure by the Company to deliver shares of Common Stock upon an election by a holder of Preferred Securities to convert such Preferred Securities; or (v) the dissolution, winding up or termination of the Trust, except in connection with the distribution of Convertible Debentures to the holders of Preferred Securities in liquidation of the Trust upon the redemption of all outstanding Preferred Securities or in connection with certain mergers, consolidations or amalgamations permitted by the Declaration; or (vi) certain events in bankruptcy, insolvency or reorganization of the Company.

     The Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the outstanding Convertible Debentures may declare the principal of and interest on the Convertible Debentures due and payable immediately on the occurrence of an Indenture Event of Default; provided, however, that, after such acceleration, but before a judgment or decree based on acceleration is obtained, the holders of a majority in aggregate principal amount of outstanding Convertible Debentures may, under certain circumstances, rescind and annul such acceleration if all Indenture Events of Default, other than the nonpayment of accelerated principal and interest, have been cured or waived as provided in the Indenture.

     Notwithstanding the foregoing, if an Indenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable, the Company acknowledges that, in such event, a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of all the holders of Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action, the Company shall remain obligated to pay the principal of and interest on the Convertible Debentures held by the Trust or the Property Trustee and the Company shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by the Company to such holder in any Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Convertible Debentures.

     The Holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debentures may, on behalf of the holders of all the Convertible Debentures, waive any past defaults except (a) a default in payment of the principal of or interest on any Convertible Debentures and (b) a default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each Convertible Debenture; provided, however, that if the Convertible Debentures are held by the Trust or a trustee of such Trust, such waiver or modification to such waiver shall not be effective until the holders of a majority in aggregate liquidation amount of Trust Securities shall have consented to such waiver or modification to such waiver; provided, further, that if the consent of the holder of each outstanding Convertible Debenture is required, such waiver shall not be effective until each holder of the Trust Securities shall have consented to such waiver.

     A default under any other indebtedness of the Company or the Trust would not constitute an Indenture Event of Default.

     Subject to the provisions of the Indenture relating to the duties of the Indenture Trustee in case an Indenture Event of Default shall occur and be continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of Convertible Debentures, unless such holders shall have offered to the Indenture Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Indenture Trustee, the holders of a majority in aggregate principal amount of the Convertible Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee with respect to such series.

     No holder of any Convertible Debenture will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless
(i) such holder shall have previously given to the Indenture Trustee written notice of a continuing Indenture Event of Default, (ii) if the Trust is not the sole holder of Convertible Debentures, the holders of at least 25% in aggregate principal amount of the Convertible Debentures then outstanding shall also have made written request, (iii) such holder has offered reasonable indemnity to the Indenture Trustee to institute such proceeding as Indenture Trustee, (iv) the Indenture Trustee shall have failed to institute such proceeding within 60 days of such notice, and (v) the Indenture Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Convertible Debentures a direction inconsistent with such request. However, such limitations do not apply to a suit instituted by a holder of a Convertible Debenture for enforcement of payment of the principal of or interest on such Convertible Debenture on or after the respective due dates expressed in such Convertible Debenture.

     The Company is required to file annually with the Indenture Trustee and the Property Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the Indenture.

MODIFICATIONS AND AMENDMENTS OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Convertible Debentures, to modify the Indenture or the rights of the holders of Convertible Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Convertible Debenture affected thereby, (i) extend the stated maturity of the Convertible Debentures or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) adversely affect the right to convert Convertible Debentures or modify the provisions of the Indenture with respect to subordination of the Convertible Debentures in any manner adverse to the holders or (iii) reduce the percentage in aggregate principal amount of outstanding Convertible Debentures, the holders of which are required to consent to any such supplemental indenture.

     In addition, the Company and the Indenture Trustee may execute, without the consent of any holder of Convertible Debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

GOVERNING LAW

     The Indenture and the Convertible Debentures will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

     The Indenture Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Convertible Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     See "Description of the Preferred Securities -- Information Concerning the Property Trustee" for information as to the relationship between the Indenture Trustee and the Company.

             EFFECT OF OBLIGATIONS UNDER THE CONVERTIBLE DEBENTURES
                               AND THE GUARANTEE

     As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Convertible Debentures.

     As long as payments of interest and other payments are made when due on the Convertible Debentures, such payments will be sufficient to cover distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of Convertible Debentures will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Convertible Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) pursuant to the Indenture, the Company shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, any, costs, expenses, debt and obligations of the Trust other than with respect to the Trust Securities; and (iv) the Declaration further provides that the Issuer Trustees will not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Convertible Debentures purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee on a subordinated basis with respect to the Preferred Securities from the time of its issuance but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

     The Guarantee covers the payment of distributions and other payments on the Preferred Securities only if and to the extent that the Company has made a payment of interest or principal on the Convertible Debentures held by the Trust as its sole asset. The Guarantee, when taken together with the Company's obligations under the Convertible Debentures and the Indenture and its obligations under the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If the Company fails to make interest or other payments on the Convertible Debentures when due (taking account of any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company" and "Description of the Preferred Securities -- Voting Rights," may direct the Property Trustee to enforce its rights under the Convertible Debentures. If the Property Trustee fails to enforce its rights under the Convertible Debentures, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Convertible Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Declaration Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Convertible Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may institute a Direct Action for payment on or after the respective due date specified in the Convertible Debentures. In connection with such Direct Action, the Company will be subrogated to the rights of such holder of Preferred Securities under the Declaration to the extent of any payment made by the Company to such holder of Preferred Securities in such Direct Action. The Company, under the Guarantee, acknowledges that the Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities. If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Preferred Securities may directly institute a legal proceeding against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee, or any other person or entity.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary of certain provisions of the Common Stock, the Preferred Stock, the Junior Participating Preferred Stock and the Rights does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), the certificate of designation for the Junior Participating Preferred Stock and the Rights Agreement dated as of February 15, 1992, as amended and restated as of September 14, 1995 (the "Rights Agreement"), between the Company and Bank One, Arizona, N.A., as Rights Agent, copies of which have been filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and are available from the Company as described under "Available Information," and which are incorporated herein by reference.

     The Company is authorized by the Certificate of Incorporation to issue an aggregate of 105,000,000 shares of stock, consisting of 5,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), and 100,000,000 shares of Common Stock. As of September 30, 1996, there were 27,471,000 shares of Common Stock outstanding (excluding 951,000 treasury shares held by the Company) and no shares of Preferred Stock outstanding. However, the Company has authorized 600,000 shares of Junior Participating Preferred Stock which have been reserved for issuance upon the exercise of the Rights.

COMMON STOCK

     The holders of the Common Stock are entitled to one vote per share. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors (the "Board") from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company remaining after payment or provision for liabilities and amounts owing in respect of any outstanding Preferred Stock. The holders of shares of Common Stock do not have preemptive rights to subscribe for or purchase any shares of capital stock or other securities of the Company.

PREFERRED STOCK

     Under the Certificate of Incorporation, the Board is authorized, without stockholder action, to cause the issuance of Preferred Stock in one or more series, with such designations, powers, preferences, rights, qualifications, limitations and restrictions as shall be determined by the Board. Thus, the Board, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock or that could make it more difficult for another company to effect certain business combinations with the Company. See "-- Certain Other Provisions of the Certificate of Incorporation, the Bylaws and Delaware Law -- Preferred Stock" below.

SHAREHOLDER RIGHTS PLAN

     In 1992, a dividend of one junior participating preferred share purchase right (a "Right") was paid in respect of each then outstanding share of Common Stock. Likewise, until the Rights Distribution Date (as defined below) or the expiration, exchange or redemption of the Rights as described below, one Right has been and will be issued with each newly issued share of Common Stock (including Common Stock issuable upon conversion of the Preferred Securities). Each Right entitles the registered holder to purchase from the Company 1/100th of a share of Junior Participating Preferred Stock, par value $.01 per share (the "Junior Participating Preferred Stock"), of the Company at a price of $135 per 1/100th of a share (the "Junior Participating Preferred Stock Purchase Price"), subject to adjustment under certain circumstances. The terms of the Rights are set forth in the Rights Agreement.

     Until the earlier to occur of (i) 10 days following a public announcement (the "Shares Acquisition Date") that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the then outstanding shares of the Common Stock or (ii) 10 business

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

days (or such later date as may be determined by action of the Board prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of the Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates representing shares of Common Stock. The Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption, exchange or expiration of the Rights), the Rights will be transferred with and only with the shares of Common Stock.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on February 28, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

     Because of the nature of the dividend, liquidation and voting rights of Junior Participating Preferred Stock, the value of the 1/100th interest in a share of Junior Participating Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person (unless the event causing such person to become an Acquiring Person is an acquisition of Common Stock pursuant to a tender or exchange offer for all outstanding Common Stock at a price and on terms determined to be fair and otherwise in the best interests of the Company and its shareholders by the independent directors), proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of Common Stock having a market value of two times the exercise price of the Right (such right being referred to as a "Flip-in Right"). In the event that, at any time on or after the date that any person has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction (unless (i) the acquisition of Common Stock was pursuant to a tender or exchange offer for all outstanding Common Stock at a price determined to be fair and otherwise in the best interests of the Company and its shareholders by the independent directors, (ii) the price per share of Common Stock offered is not less than the price per share of Common Stock paid to all holders of Common Stock whose shares were purchased pursuant to such tender or exchange offer and
(iii) the form of consideration being offered to the remaining holders of Common Stock pursuant to such transaction is the same as the form paid pursuant to such tender or exchange offer, in which case all Rights shall expire) or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or 1/100th of a share of Junior Participating Preferred Stock, per Right (subject to adjustment).

     At any time prior to the earlier of (i) the close of business on the fifteenth day following the Shares Acquisition Date or (ii) the Final Expiration Date, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Junior Preferred Stock Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. The Board may at its option, pay the Redemption Price in cash, Common Stock or any other form of consideration it deems appropriate. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Junior Preferred Stock Redemption Price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Board since the Rights may be redeemed by the Company at the Junior Preferred Stock Redemption Price prior to the time that a person or group has become an Acquiring Person.

     In the event that the Rights become exercisable, the Company intends to register the shares of Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

CERTAIN OTHER PROVISIONS OF THE CERTIFICATE OF INCORPORATION, THE BYLAWS AND DELAWARE LAW

     The Certificate of Incorporation and Bylaws contain certain provisions that could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise. The description set forth below is intended as a summary only, does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, the Certificate of Incorporation and the Bylaws of the Company, which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus forms a part.

     Delaware law permits a corporation to eliminate or limit the personal liability of its directors to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for certain unlawful dividends and stock purchases and redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides that no director will be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided by Delaware law.

     Classified Board of Directors. The Certificate of Incorporation and Bylaws of the Company provide that the Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The Certificate of Incorporation and the Bylaws provide that one class of directors will be elected each year for a three-year term.

     The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board. Such a delay may help ensure that the Company's directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believe that such a change would be desirable.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to take control of the Company and remove a majority of the Board, the classification of the Board could tend to reduce the likelihood of fluctuations in the market price of the Common Stock that might result from accumulations of large blocks. Accordingly, stockholders could be deprived of certain opportunities to sell their shares of Common Stock at a higher market price than might otherwise be the case.

     Number of Directors; Removal; Filling Vacancies. The Certificate of Incorporation provides that, subject to any rights of holders of Preferred Stock to elect additional directors under specified circumstances, the number of directors will be fixed in the manner provided in the Bylaws. The Bylaws provide that, subject to

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

any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board (the "Whole Board"), but must consist of not more than seventeen nor less than three directors. In addition, the Bylaws provide that, subject to any rights of holders of Preferred Stock, and unless the Board otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

     Under the Delaware General Corporation Law (the "Delaware Law"), unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may only be removed by the stockholders for cause. In addition, the Certificate of Incorporation and the Bylaws of the Company provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class.

     No Stockholder Action by Written Consent; Special Meetings. The Certificate of Incorporation and the Bylaws provide that, subject to the rights of any holders of Preferred Stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the Whole Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.

     The provisions of the Certificate of Incorporation and the Bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman or at the request of a majority of the Whole Board. These provisions would also prevent the holders of a majority of the voting power of the Voting Stock from unilaterally using the written consent procedure to take stockholder action and from taking action by consent. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of stockholders prior to the time the Chairman or a majority of the Whole Board believes such consideration to be appropriate.

     Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure").

     The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Board or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not less than 70 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting (or, if the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, not earlier than the 90th day prior to such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made). Notwithstanding the foregoing, in the event that the number of directors to be elected is increased

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

and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by the Company at least 80 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Company not later than the 10th day after such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the 90th day before such meeting and not later than the later of (x) the 70th day prior to such meeting and (y) the 10th day after public announcement of the date of such meeting is first made.

     Under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate a person for election as a director must contain certain information, including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of stock of the Company which are owned by such stockholder, and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. Under the Stockholder Notice Procedure, a stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the name and address of such stockholder, the class and number of shares of stock of the Company beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed. If the Chairman of the Board or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     By requiring advance notice of nominations by stockholders, the Stockholder Notice Procedure will afford the Board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. By requiring advance notice of other proposed business, the Stockholder Notice Procedure will also provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board, will provide the Board with an opportunity to inform stockholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with any recommendations as to the Board's position regarding action to be taken with respect to such business, so that stockholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

     Although the Bylaws do not give the Board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to the Company and its stockholders.

     Preferred Stock. The Certificate of Incorporation authorizes the Board to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including
(i) the designation of the series, (ii) the number of shares of the series, which number the Board may thereafter (except where otherwise provided by the terms of such series) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series, if any, (iv) the dates at which dividends, if any, will be payable, (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,
(vii) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series, and (x) the voting rights, if any, of the holders of such series.

     The Company believes that the ability of the Board to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%, subject to certain exceptions. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Common Stock, the Board may determine not to seek stockholder approval.

     Although the Board has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Board, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

     Merger/Sale of Assets. The Certificate of Incorporation provides that certain "business combinations" (as defined) must be approved by the holders of at least 66 2/3% of the voting power of the shares not owned by an "interested shareholder" (as defined), unless the business combinations are approved by the "Continuing Directors" (as defined) or meet certain requirements regarding price and procedure.

     Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws. Under the Delaware Law, the stockholders have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, if the certificate of incorporation so provides, the bylaws may be adopted, amended or repealed by the board of directors. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class, is required to amend provisions of the Certificate of Incorporation relating to the prohibition of stockholder action without a meeting; the number, election and term of the Company's directors; the removal of directors; with the vote of the holders of a majority of the voting power of the outstanding shares of Voting Stock required to amend all other provisions of the Certificate of Incorporation. The Certificate of Incorporation further provides that the Bylaws may be amended by the Board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of Voting Stock, voting together as a single class. These 80% voting requirements will have the effect of making more difficult any amendment by stockholders of the Bylaws or of any of the provisions of the Certificate of Incorporation described above, even if a majority of the Company's stockholders believe that such amendment would be in their best interests.

     Antitakeover Legislation. Section 203 of the Delaware Law provides that, subject to certain exceptions specified therein, a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as specified in Section 203 of the Delaware Law, an interested stockholder is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

     Under certain circumstances, Section 203 of the Delaware Law makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to adopt an amendment to a corporation's certificate of incorporation or bylaws excluding the corporation from the restrictions imposed thereunder. However, the Certificate of Incorporation and Bylaws do not exclude the Company from the restrictions imposed under Section 203 of the Delaware Law. It is anticipated that the provisions of Section 203 of the Delaware Law may encourage companies interested in acquiring the Company to negotiate in advance with the Board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

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

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership, disposition and conversion of Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by holders who purchase the Preferred Securities upon original issuance. This summary addresses the United States Federal income tax considerations to holders of Preferred Securities who are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any political subdivision thereof or therein, or estates or trusts the income of which is subject to United States federal income taxation regardless of its source or other holders who are otherwise subject to United States federal income taxation on a net income basis with respect to Preferred Securities (collectively "U.S. Holders") and does not address the tax consequences to holders of Preferred Securities who are not U.S. Holders. This summary does not deal with special classes of holders such as banks, thrift institutions, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as other than a capital asset. This summary also does not address tax consequences to persons that have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

CLASSIFICATION OF THE CONVERTIBLE DEBENTURES

     In connection with the issuance of the Convertible Debentures, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, will render its opinion to the effect that, under then current law and assuming full compliance with the Indenture, the Convertible Debentures will be classified for United States federal income tax purposes as indebtedness of the Company. An opinion of tax counsel, however, is not binding on the Internal Revenue Service (the "IRS") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the IRS with respect to any of these issues, and no assurance can be given that the IRS will not take contrary positions. No assurance can be given, however, that any of the opinions expressed herein will not be challenged by the IRS or, if challenged, that such a challenge would not be successful.

CLASSIFICATION OF THE TRUST

     In connection with the issuance of the Preferred Securities, Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company and the Trust, will render its opinion generally to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Convertible Debentures, and each holder will be required to include in its gross income any interest (including OID accrued) with respect to its allocable share of those Convertible Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under recently issued Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with OID. The Company believes that the likelihood of its exercising its option to defer interest payments is remote within the meaning of the Regulations. Based on the

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

foregoing, the Company believes that, although the matter is not free from doubt, the Convertible Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, that a holder of the Preferred Securities should include in gross income such holder's allocable share of interest on the Convertible Debentures in accordance with such holder's method of tax accounting.

     Under the Regulations, if the option to defer any payment of interest was determined not to be "remote" or if the Company exercised such option, the Convertible Debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest on the Convertible Debentures would thereafter be treated as OID as long as the Convertible Debentures remained outstanding. In such event, all of a holder's taxable interest income with respect to the Convertible Debentures would constitute OID that would have to be included in income on an economic accrual basis before the receipt of the cash attributable to the interest, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of Preferred Securities would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extension Period.

     No rulings or other interpretation have been issued by the IRS which have addressed the meaning of the term "remote" as used in the Regulations, and it is possible that the IRS could take a position contrary to the interpretation herein.

     Because income on the Preferred Securities will constitute interest (or
OID), corporate holders of Preferred Securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Preferred Securities.

RECEIPT OF CONVERTIBLE DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST


     Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," the Convertible Debentures may be distributed to holders in exchange for the Preferred Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Convertible Debentures equal to such holder's aggregate tax basis in its Preferred Securities. A holder's holding period in the Convertible Debentures so received in liquidation of the Trust would include the period during which the Preferred Securities were held by such holder. If, however, the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of its dissolution, the distribution of the Convertible Debentures may constitute a taxable event to holders of Preferred Securities and a holder's holding period for the Convertible Debentures would begin on the date such Convertible Debentures were received.


     Under certain circumstances described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," the Convertible Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption of the Convertible Debentures would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder could recognize gain or loss as if it sold such redeemed Preferred Securities for cash. See "-- Sales of Preferred Securities."

SALES OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale of such Preferred Securities. Assuming the Convertible Debentures are not deemed to be issued with OID, a holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. If the Convertible Debentures are deemed to be issued with OID (either upon original issuance or at the time the Company exercises its option to defer interest payments), a holder's tax basis in the Preferred Securities generally will be its initial issue price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by payments received on the Preferred Securities from and including the date the Convertible Debentures were deemed to be issued with OID. Such gain or loss generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year.

     If the Preferred Securities are deemed to include OID, such Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Convertible Debentures. In such event, a holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Convertible Debentures through the date of disposition in income as ordinary income and to add such amount to his adjusted tax basis in his pro rata share of the underlying Convertible Debentures deemed disposed of. To the extent that a holder sells Preferred Securities at a price that is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest) a holder will generally recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF PREFERRED SECURITIES

     A holder of Preferred Securities generally will not recognize income, gain or loss upon the conversion, through the Conversion Agent, of its Preferred Securities into Common Stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Common Stock received upon exchange and conversion will generally be equal to the holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received, and a holder's holding period in the Common Stock received upon exchange and conversion will generally begin on the date the holder acquired the Preferred Securities delivered to the Conversion Agent for exchange.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from the Company in the event the conversion ratio of the Convertible Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of Common Stock into or for which the Convertible Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of the Company were increased, and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of the Company. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

PROPOSED TAX LEGISLATION

     On March 19, 1996, President Clinton proposed certain legislation (the "Proposed Legislation") that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations with a maximum term of more than 20 years that are not shown as indebtedness on the consolidated balance sheet of the issuer and that are issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William
V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued a joint statement (the "Joint Statement") indicating their intent that the Proposed Legislation, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam
M. Gibbons and Charles B. Rangel wrote letters to Treasury officials concurring with the views expressed in the Joint Statement (the "Democrat Letters"). Based upon the Joint Statement and the Democrat Letters, it is expected that if the Proposed Legislation were to be enacted, such legislation would not apply to the Convertible Debentures because they will be issued prior to the date of any "appropriate Congressional action." Furthermore, even if the Proposed Legislation were enacted in its current form with effective date provisions making it applicable to the Convertible Debentures, it would not affect the Company's ability to deduct the interest payable on the Convertible Debentures because their maximum term will not exceed 20 years. There can be no assurance, however, that any proposed legislation enacted after the date hereof will not adversely affect the ability of the Company to deduct the interest payable on the Convertible Debentures. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Preferred
Securities -- Special Event Redemption or Distribution."

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms should be mailed to holders of Preferred Securities by January 31 following each calendar year.

     Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States Federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement"), the Trust has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Purchase Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Purchase Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Purchase Agreement may be terminated.

                                                                                NUMBER OF
                                                                                PREFERRED
                                   UNDERWRITERS                                 SECURITIES
    --------------------------------------------------------------------------  ---------
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.................................................
    Montgomery Securities.....................................................
    Morgan Stanley & Co. Incorporated.........................................
                                                                                ---------
                 Total........................................................  2,000,000
                                                                                =========


     The Underwriters propose initially to offer the Preferred Securities to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $. per Preferred Security. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $. per Preferred Security on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.


     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 300,000 Preferred Securities solely to cover over-allotments, if any. To the extent that the Underwriters exercise their option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional Preferred Securities as the number set forth next to such Underwriter's name in the preceding table bears to the total number of Preferred Securities shown in such table.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Convertible Debentures of the Company, the Purchase Agreement provides that the Company will pay as compensation ("Underwriters' Compensation") to the Underwriters, for the Underwriters' arranging the investment therein of such proceeds, an amount in same day funds
of $       per Preferred Security (or $       in the aggregate, or $       in
the aggregate if the Underwriters' over-allotment option is exercised in full) for the accounts of the several Underwriters.

     The Trust and the Company have agreed that they will not, for a period of 90 days after the date of the Prospectus, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of,
(a) any trust certificates or other securities of the Trust (other than the Preferred Securities offered hereby and the Common Securities issued to the Company), (b) any preferred stock or any other security of the Company that is substantially similar to the Preferred Securities, (c) any shares of any class of common stock of the Company (other than (i) shares of Common Stock issuable upon conversion of the Preferred Securities or pursuant to the exercise of options or warrants outstanding on the date of this Prospectus, and (ii) the grant of stock options or other stock-based awards (and the exercise thereof) to directors, officers and employees of the Company or any of its subsidiaries) or
(d) any debt securities of the Company that are substantially similar to the Convertible Debentures (other than the Convertible Debentures issued to the Trust). In addition, Mr. Samuel L. Eichenfield, Chairman, President and Chief Executive Officer of the Company, has agreed, subject to certain exceptions, that he will not, for a period of 90 days after the date of this Prospectus, except with the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, directly or indirectly sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any shares of Common Stock or any securities which are convertible into, or exercisable or exchangeable for, Common Stock.


     The Preferred Securities have been approved for listing on the NYSE, subject to official notice of issuance, under the symbol "FNVprA." Prior to this offering, there has been no public market for the Preferred Securities. To meet one of the requirements for listing the Preferred Securities on the NYSE, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.


     The Company and the Trust have agreed to indemnify the Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Company will be passed upon for the Company by William J. Hallinan, Esq., Senior Vice President -- General Counsel of the Company. Certain legal matters with respect to the Preferred Securities, the Convertible Debentures, the Common Stock issuable upon conversion thereof and the Guarantee will be passed upon for the Company and the Trust by Skadden, Arps, Slate, Meagher & Flom (ILLINOIS) and Skadden, Arps, Slate, Meagher & Flom LLP. Brown & Wood LLP, San Francisco, California will act as counsel for the Underwriters. Skadden, Arps, Slate, Meagher & Flom (ILLINOIS) and Skadden, Arps, Slate, Meagher & Flom LLP have from time to time represented, and may continue to represent, certain of the Underwriters.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

------------------------------------------------------
------------------------------------------------------
  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    4
Incorporation of Certain Documents By
  Reference...........................    5
Special Note Regarding Forward-Looking
  Statements..........................    5
Prospectus Summary....................    6
Risk Factors..........................   14
FINOVA Finance Trust..................   19
Accounting Treatment..................   19
Use of Proceeds.......................   20
Price Range of Common Stock and
  Dividends...........................   20
Capitalization........................   21
Selected Consolidated Financial
  Data................................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   27
Description of the Preferred
  Securities..........................   31
Description of the Guarantee..........   46
Description of the Convertible
  Debentures..........................   49
Effect of Obligations under the
  Convertible Debentures and the
  Guarantee...........................   59
Description of Capital Stock..........   60
Certain Federal Income Tax
  Considerations......................   67
Underwriting..........................   71
Legal Matters.........................   72
Experts...............................   72

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                         2,000,000 PREFERRED SECURITIES

                                    LOGO(R)

                              FINOVA FINANCE TRUST

                               % CONVERTIBLE TRUST
                              ORIGINATED PREFERRED
                    SECURITIES(SM) ("CONVERTIBLE TOPRS(SM)")

                            GUARANTEED TO THE EXTENT
                            SET FORTH HEREIN BY, AND
                                CONVERTIBLE INTO
                                COMMON STOCK OF,

                            THE FINOVA GROUP INC.(R)

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                              MERRILL LYNCH & CO.

                             MONTGOMERY SECURITIES

                              MORGAN STANLEY & CO.
       INCORPORATED

                                           , 1996
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated amounts of the expenses of and related to the offering are as follows:


    Registration Fee -- Securities and Exchange Commission....................  $ 34,851
    NYSE listing fee..........................................................    29,500
    NASD filing fees..........................................................    12,000
    * Fees of rating agencies.................................................    75,000
    * Printing and engraving expenses.........................................   100,000
    * Accounting fees and expenses............................................    25,000
    * Legal fees and expenses.................................................   185,000
    * Trustees' fees and expenses.............................................    10,000
    * Miscellaneous...........................................................  $ 28,649
                                                                                ----------
         * Total..............................................................  $500,000
                                                                                ==========


---------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of the State of Delaware, the state of incorporation of the Company, and the Certificate of Incorporation and the Bylaws of the Company provide for indemnification of directors and officers.
Section 145 of the Delaware General Corporation law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her.

     Directors and officers of the Company are covered under policies of directors' and officers' liability insurance with coverage aggregating $100,000,000. The directors serving the Company are parties to Indemnification Agreements with the Company (the "Indemnification Agreements"). The Indemnification Agreements provide substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws and are designed to provide greater assurance to the directors that indemnification will be available because as contracts, the Indemnification Agreements may not be unilaterally modified by the Company's Board of Directors or stockholders. The Indemnification Agreements are generally intended to provide indemnification for any amounts a director is legally obligated to pay because of claims arising out of the director's service to the Company or any other subsidiary of the Company.

ITEM 16. EXHIBITS.


EXHIBIT NO.    DESCRIPTION
-----------    ---------------------------------------------------------------------------------
    1.1 *      Form of Purchase Agreement
    4.1        Restated Certificate of Incorporation of the Company (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31,
               1994 (the "1994 Form 10-K")
    4.2        Amended and Restated Bylaws of the Company (incorporated by reference from the
               Company's Annual Report on Form 10-K for the year ended December 31, 1995,
               Exhibit 3.B)
    4.3        Specimen Common Stock certificate (incorporated by reference from the 1994 Form
               10-K, Exhibit 4.B)
    4.4        Amended and Restated Rights Agreement between the Company and Bank One, Arizona,
               N.A. (incorporated by reference from the Company's Current Report on Form 8-K, dated September 22, 1995, Exhibit 4.1)
    4.4A       Form of Junior Participating Preferred Share Purchase Right (included as an exhibit to Exhibit 4.4 above)
    4.4B       Acceptance of Successor Trustee to Appointment under Rights Agreement
               (incorporated by reference from the Company's Current Report on Form 8-K, dated
               November 30, 1995)
    4.5 **     Certificate of Trust of FINOVA Finance Trust
    4.6 *      Form of Amended and Restated Declaration of Trust of FINOVA Finance Trust
    4.7 *      Form of Indenture between The FINOVA Group Inc. and Fleet National Bank, as
               Indenture Trustee
    4.8 *      Form of Preferred Security (included as an exhibit to Exhibit 4.6 above)
    4.9 *      Form of Convertible Debenture (included as an exhibit to Exhibit 4.7 above)
    4.10*      Form of Preferred Securities Guarantee Agreement between The FINOVA Group Inc., as Guarantor, and Fleet National Bank, as Guarantee Trustee
    5.1 *      Opinion of Skadden, Arps, Slate, Meagher & Flom (ILLINOIS)
    8.1 *      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
   12.0        Calculation of Ratio of Earnings to Fixed Charges
   23.1        Consent of Deloitte & Touche LLP
   23.2 *      Consent of Skadden, Arps, Slate, Meagher & Flom (ILLINOIS) (included in its opinion filed as Exhibit 5.1)
   23.3 *      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in its opinion filed as Exhibit 8.1)
   24.1 **     Power of Attorney
   25.1 **     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fleet
               National Bank, as Indenture Trustee
   25.2 **     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fleet
               National Bank, as Property Trustee under the Declaration of Trust
   25.3 **     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fleet
               National Bank, as Guarantee Trustee under the Guarantee


---------------
 * To be filed by amendment


** Filed previously


ITEM 17. UNDERTAKINGS.

     (a) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of the Company's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange

Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 20, 1996.


                                          THE FINOVA GROUP INC.


                                          By: /s/ ROBERT J. FITZSIMMONS
                                            ------------------------------------
                                                  Robert J. Fitzsimmons


                                             Senior Vice President -- Treasurer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities on November 20, 1996.



                 SIGNATURES                                       CAPACITY
--------------------------------------------    --------------------------------------------
           /s/ G. ROBERT DURHAM*                Director
--------------------------------------------
              G. Robert Durham

         /s/ SAMUEL L. EICHENFIELD*             Director, Chairman, President and
--------------------------------------------    Chief Executive Officer
            Samuel L. Eichenfield

           /s/ JAMES L. JOHNSON*                Director
--------------------------------------------
              James L. Johnson

             /s/ L. GENE LEMON*                 Director
--------------------------------------------
               L. Gene Lemon

           /s/ KENNETH R. SMITH*                Director
--------------------------------------------
              Kenneth R. Smith

           /s/ ROBERT P. STRAETZ*               Director
--------------------------------------------
              Robert P. Straetz

                 SIGNATURES                                 CAPACITY
--------------------------------------------    -------------------------------
         /s/  SHOSHANA B. TANCER*               Director
--------------------------------------------
             Shoshana B. Tancer

            /s/  JOHN W. TEETS*                 Director
--------------------------------------------
               John W. Teets

        /s/  BRUNO A. MARSZOWSKI*               Senior Vice President-Controller
--------------------------------------------    and Chief Financial Officer
            Bruno A. Marszowski                 (Principal Financial and
                                                Accounting Officer)

     *By /s/  ROBERT J. FITZSIMMONS
--------------------------------------------
              ATTORNEY-IN-FACT

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on November 20, 1996.


                                          FINOVA FINANCE TRUST

                                          By: THE FINOVA GROUP INC.,
                                              as Sponsor

                                          By: /s/ BRUNO A. MARSZOWSKI

                                            ------------------------------------
                                            Name: Bruno A. Marszowski
                                            Title: Senior Vice President --
                                                   Chief Financial Officer and
                                                   Controller

                                 EXHIBIT INDEX


EXHIBIT NO.    DESCRIPTION
-----------    ---------------------------------------------------------------------------------
    1.1 *      Form of Purchase Agreement
    4.1        Restated Certificate of Incorporation of the Company (incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31,
               1994 (the "1994 Form 10-K")
    4.2        Amended and Restated Bylaws of the Company (incorporated by reference from the
               Company's Annual Report on Form 10-K for the year ended December 31, 1995,
               Exhibit 3.B)
    4.3        Specimen Common Stock certificate (incorporated by reference from the 1994 Form
               10-K, Exhibit 4.B)
    4.4        Amended and Restated Rights Agreement between the Company and Bank One, Arizona,
               N.A. (incorporated by reference from the Company's Current Report on Form 8-K, dated September 22, 1995, Exhibit 4.1)
    4.4A       Form of Junior Participating Preferred Share Purchase Right (included as an exhibit to Exhibit 4.4 above)
    4.4B       Acceptance of Successor Trustee to Appointment under Rights Agreement
               (incorporated by reference from the Company's Current Report on Form 8-K, dated
               November 30, 1995)
    4.5 **     Certificate of Trust of FINOVA Finance Trust
    4.6 *      Form of Amended and Restated Declaration of Trust of FINOVA Finance Trust
    4.7 *      Form of Indenture between The FINOVA Group Inc. and Fleet National Bank, as
               Indenture Trustee
    4.8 *      Form of Preferred Security (included as an exhibit to Exhibit 4.6 above)
    4.9 *      Form of Convertible Debenture (included as an exhibit to Exhibit 4.7 above)
    4.10*      Form of Preferred Securities Guarantee Agreement between The FINOVA Group Inc., as Guarantor, and Fleet National Bank, as Guarantee Trustee
    5.1 *      Opinion of Skadden, Arps, Slate, Meagher & Flom (ILLINOIS)
    8.1 *      Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
   12.0        Calculation of Ratio of Earnings to Fixed Charges
   23.1        Consent of Deloitte & Touche LLP
   23.2 *      Consent of Skadden, Arps, Slate, Meagher & Flom (ILLINOIS) (included in its opinion filed as Exhibit 5.1)
   23.3 *      Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in its opinion filed as Exhibit 8.1)
   24.1 **     Power of Attorney
   25.1 **     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fleet
               National Bank, as Indenture Trustee
   25.2 **     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fleet
               National Bank, as Property Trustee under the Declaration of Trust
   25.3 **     Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Fleet
               National Bank, as Guarantee Trustee under the Guarantee


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 * To be filed by amendment


** Filed previously